As filed with the Securities and Exchange Commission on July 10, 2007.
Registration No.: 333-
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRUPO TELEVISA, S.A.B.
(Exact name of Registrant as specified in its charter)
N/A
(Translation of Registrant’s name into English)

United Mexican States	4833	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Av. Vasco de Quiroga No. 2000
Colonia Santa Fe
01210 México, D.F. México
(52) (55) 5261-2000
(Address and telephone number of registrant’s principal executive offices)

Donald J. Puglisi
Puglisi and Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address and telephone number of agent for service)

Copies to:

Kenneth Rosh, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004-1980 (212) 859-8000	Joaquín Balcárcel Santa Cruz Grupo Televisa, S.A.B Avenida Vasco de Quiroga, No. 2000 Colonia Santa Fe 01210 México, D.F., México (52) (55) 5261-2000

Approximate date of commencement of proposed exchange offer:  As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Unit(1)	Offering Price(1)	Fee(1)
8.49% Senior Exchange Notes due 2037	Ps.4,500,000,000	100%	Ps.4,500,000,000	$12,833

(1)	The notes being registered are being offered (i) in exchange for 8.49% Senior Notes due 2037 previously sold in transactions exempt from registration under the Securities Act of 1933 and (ii) upon certain resales of the notes by broker-dealers. The registration fee, which was previously wired to the Securities and Exchange Commission, was computed based on the face value of the 8.49% Senior Notes due 2037 solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay the effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

SUBJECT TO COMPLETION, DATED JULY 10, 2007

PROSPECTUS

[LOGO]

Grupo Televisa, S.A.B.

Offer to exchange all of our outstanding unregistered
Ps.4,500,000,000 8.49% Senior Notes due 2037

for

Ps.4,500,000,000 8.49% Senior Exchange Notes due 2037
which have been registered under the Securities Act of 1933

Material Terms of the Exchange Offer

• We are offering to exchange the notes that we sold previously in a private offering for new registered notes.	• You may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the date of the expiration of the exchange offer.
• The terms of the new notes are identical to the terms of the old notes, except for the transfer restrictions and registration rights relating to the outstanding old notes.	• Application will be made to list the new notes on the Luxembourg Stock Exchange. • We will not receive any proceeds from the exchange offer.
• The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless we extend it.	• We will pay the expenses of the exchange offer. • No dealer-manager is being used in connection with the exchange offer.
• We will exchange all old notes that are validly tendered and not validly withdrawn.	• The exchange of old notes for new notes will not be a taxable exchange for U.S. federal income tax purposes.

You should carefully review “Risk Factors” beginning on page 16 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

i

We will apply to list the new notes on the Luxembourg Stock Exchange.

THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE NATIONAL BANKING AND SECURITIES COMMISSION (THE COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND MAY NOT BE OFFERED OR SOLD PUBLICLY, OR OTHERWISE BE THE SUBJECT OF BROKERAGE ACTIVITIES IN MEXICO, EXCEPT PURSUANT TO A PRIVATE PLACEMENT EXEMPTION SET FORTH UNDER ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES). AS REQUIRED UNDER THE MEXICAN SECURITIES MARKET LAW, WE WILL NOTIFY THE CNBV OF THE OFFERING OF THE NOTES OUTSIDE OF MEXICO. SUCH NOTICE WILL BE DELIVERED TO THE CNBV TO COMPLY WITH A LEGAL REQUIREMENT AND FOR INFORMATION PURPOSES ONLY, AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE, DOES NOT IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE NOTES OR OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS EXCLUSIVELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV. THE ACQUISITION OF THE NOTES BY AN INVESTOR OF MEXICAN NATIONALITY WILL BE MADE UNDER ITS OWN RESPONSIBILITY.

We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted, and will not accept surrenders for exchange from holders in any such jurisdiction.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and supersede this information. Information set forth in this prospectus supersedes any previously filed information that is incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following information and documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2006, dated June 26, 2007 (SEC File No. 001-12610), which we refer to in this prospectus as the “2006 Form 20-F”;

•	our Form 6-K, which we submitted to the SEC on June 22, 2007 and which discusses our results for the quarter ended March 31, 2007; and

•	any future filings on Form 20-F we make under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the exchange offer, and any future submissions on Form 6-K during this period that are identified as being incorporated into this prospectus.

You may request a copy of these filings, at no cost, at the office of our Luxembourg paying agent and transfer agent at the address listed on the back cover of this prospectus or by writing or calling us at the following address and phone number:

Investor Relations
Grupo Televisa, S.A.B.
Avenida Vasco de Quiroga, No. 2000
Colonia Santa Fe, 01210
México, D.F., México
(52) (55) 5261-2000

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information. We are offering to exchange the old notes for new notes only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this document.

LIMITATION OF LIABILITY

Substantially all of our directors, executive officers and controlling persons reside outside of the United States, all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the United States and some of the experts named in this prospectus also reside outside

ii

of the United States. As a result, it may not be possible for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. See “Risk Factors — Risk Factors Related to the Notes and the Exchange Offer — It May Be Difficult to Enforce Civil Liabilities Against Us or Our Directors, Executive Officers and Controlling Persons”.

iii

PROSPECTUS SUMMARY

You should read the following summary together with the information set forth under the heading “Risk Factors” and in our audited year-end financial statements and the accompanying notes, which are included in the 2006 Form 20-F and which are incorporated herein by reference. All references to “Televisa,” “we,” “us” and words of similar effect refer to Grupo Televisa, S.A.B., and, unless the context requires otherwise, its restricted and unrestricted consolidated subsidiaries. References to “Innova” or, for segment reporting purposes, “Sky Mexico,” refer to Innova, S. de R.L. de C.V. Unless otherwise indicated, all Mexican Peso, or Peso, information is stated in Pesos in purchasing power as of December 31, 2006.

Our Company

Grupo Televisa, S.A.B., is the largest media company in the Spanish-speaking world and a major participant in the international entertainment business. We have interests in television production and broadcasting, production of pay television networks, international distribution of television programming, direct-to-home satellite services, publishing and publishing distribution, cable television, radio production and broadcasting, professional sports and live entertainment, feature film production and distribution, gaming, and the operation of a horizontal internet portal. Grupo Televisa also owns an unconsolidated equity stake in La Sexta, a free-to-air television venture in Spain.

Our Strategy

We intend to leverage our position as the largest media company in the Spanish-speaking world to continue expanding our business while maintaining profitability and financial discipline. We intend to do so by maintaining our leading position in the Mexican television market, by continuing to produce high quality programming and by improving our sales and marketing efforts while improving our operating margins. By leveraging all our business segments and capitalizing on their synergies to extract maximum value from our content, we also intend to continue building our pay-television platforms, expanding our publishing business, increasing our international programming sales and strengthening our position in the growing U.S.-Hispanic market. We intend to continue to expand our business by developing new business initiatives and/or through business acquisitions and investments in Mexico, the United States and elsewhere.

We aim to continue producing the type of high quality television programming that has propelled many of our programs to the top of the national ratings and audience share in Mexico. In 2005 and 2006, our networks aired 81% and 84%, respectively, of the 200 most-watched television programs in Mexico, according to the Mexican subsidiary of the Brazilian Institute of Statistics and Public Opinion, or Instituto Brasileño de Opinión Pública y Estadística, or IBOPE. We have launched a number of initiatives in creative development, program scheduling and on-air promotion. These initiatives include improved production of our highly rated telenovelas, new comedy and game show formats and the development of reality shows and new series. We have improved our scheduling to be better aligned with viewer habits by demographic segment while improving viewer retention through more dynamic on-air graphics and pacing. We have enhanced tune-in promotion both in terms of creative content and strategic placement. In addition, we plan to continue expanding and leveraging our exclusive Spanish-language video and international film library, exclusive rights to soccer games and other events, as well as cultural, musical and show business productions.

We believe that Ku-Band DTH satellite services offer an enhanced opportunity for expansion of pay television services into cable households seeking to upgrade reception of our broadcasting and in areas not currently serviced by operators of cable or multi-channel, multi-point distribution services. We own a 58.7% interest in Innova, or Sky Mexico, our joint venture with DIRECTV. Innova is the only DTH company in Mexico, with approximately 1,430,100 subscribers, of which 91,100 were commercial subscribers as of December 31, 2006.

With a subscriber base of over 422,100 (of which 283,200 were digital subscribers) and 496,500 (all of which were digital subscribers) basic subscribers as of December 31, 2005 and 2006, respectively, and approximately 1,519,413 homes passed as of December 31, 2006, Cablevisión, the Mexico City cable system in which we own a 51% interest, is one of the largest cable television operators in Mexico.

With a total annual circulation of approximately 155 million magazines during 2006, we believe our subsidiary, Editorial Televisa, S.A. de C.V., or Editorial Televisa, is the largest Spanish-speaking publishing company in the world, in number of magazines distributed. Editorial Televisa publishes 78 titles, some of which have different editions for each different market. Among the 78 titles, 51 are fully owned and produced in-house and the remaining 27 titles are licensed from world-renowned publishing houses, including the Spanish-language editions of some of the most prestigious brands in the world. Editorial Televisa distributes its titles to more than 20 countries, including Mexico, the United States and countries throughout Latin America. During the last three years, Editorial Televisa implemented an aggressive commercial strategy in order to increase its market share and advertising revenues. As a result of this strategy, according to IBOPE, Editorial Televisa’s market share in Mexico grew to 49% in 2006. According to Simmons (an independent research company), five of the top ten Hispanic market magazines in the United States are published and distributed by Editorial Televisa. We believe that Editorial Televisa leads at least 14 of the other 20 markets in which we compete, in terms of readership.

We license our programs to television broadcasters and pay-television providers in the United States, Latin America, Asia, Europe and Africa. Excluding the United States, in 2006, we licensed 48,927 hours of programming in over 108 countries throughout the world. We intend to continue exploring ways of expanding our international programming sales.

We supply television programming for the U.S.-Hispanic market through Univision, the leading Spanish-language media company in the United States. During 2006, Televisa provided 42% of Univision Network’s non-repeat broadcast hours, including most of its 7:00 p.m. to 10:00 p.m. weekday prime time programming, 19% of TeleFutura Network’s non-repeat broadcast hours and substantially all of the programming broadcast on Galavision Network. In exchange for this programming, during 2004, 2005 and 2006, Univision paid Televisa U.S.$105.0 million, U.S.$109.8 million and U.S.$126.9 million, respectively, in royalties. For a description of our arrangements with Univision, see “Item 4 — Information on the Company — Business Overview — Univision” included in the 2006 Form 20-F.

We maintain a joint venture, TuTv, with Univision through which we operate and distribute a suite of Spanish-language television channels for digital cable and satellite delivery in the United States. TuTv currently distributes five cable channels, including two movie channels and three channels featuring music videos, celebrity lifestyle and interviews and entertainment news programming. In 2006, channels distributed by TuTv reached approximately 1.5 million subscribers through EchoStar, DIRECTV (PR), Cox, Charter and other smaller systems. See “Item 4 — Information on the Company — Business Overview — Univision” included in the 2006 Form 20-F.

We plan to continue leveraging our strengths and capabilities to develop new business opportunities and expand through acquisitions and investments in Mexico, the United States and elsewhere. Any such acquisition or investment, which could be funded using cash on hand, our equity securities and/or the issuance of debt securities, could be substantial in size.

In 2006 we launched our gaming business. We opened 5 bingo and sports books halls under the brand name “Play City”. We plan to open 65 bingo and sports books halls over the course of eight years. In addition, we recently launched Multijuegos, an online lottery with access to a nationwide network of electronic terminals. The bingo and sports books halls and Multijuegos are operated under a permit from the Secretaría de Gobernación, or Mexican Ministry of the Interior, to establish, among other things, up to 65 bingo and sports books halls and number draws throughout Mexico, referred to as the Gaming Permit.

In 2006, we implemented the following internet services as part of Televisa Digital, our online and wireless content venture:

•	Video-on-demand service With this service, internet users can download Televisa and third party video content from the internet either free with advertising sponsorship or through payment. The service will target to build the largest Hispanic video library in Latin America, Canada and the United States with television programs, movies, and music videos, among others.

•	Live online television service With this service our internet users worldwide, except in the United States, can watch a live stream of Televisa’s four broadcast channels, which is enhanced by a 15-day time-shifting archive.

•	Short-video streaming Within our web pages we launched a new short-clip streaming service with more than 1,500 videos, each less than 5 minutes long. Currently, we are streaming 1.7 million videos per week.

•	Tarabu Tarabu is the leading Mexican online and wireless digital music store in Latin America. Tarabu utilizes proprietary technology and offers more than 500,000 songs from most of the major labels. Through this website we also cross-promote the artists of our joint venture record label, EMI Televisa Music, post music content, generate social networks and foster interactivity with some of our television programs.

•	Esmas Player This desktop application enables users to manage their music, image, and video libraries and access our podcasting, video, music, and live television services through a simple user interface. Approximately 3.4 million users downloaded the Esmas Player from the Esmas website during 2006.

We expect that in the future we may identify and evaluate opportunities for strategic acquisitions of complementary businesses, technologies or companies. We may also consider joint ventures and other collaborative projects and investments.

How to Reach Us

Grupo Televisa, S.A.B. is a sociedad anónima bursátil, a limited liability public stock corporation organized under the laws of the United Mexican States. Our principal executive offices are located at Avenida Vasco de Quiroga, No. 2000, Colonia Santa Fe, 01210 México, D.F., México. Our telephone number at that address is (52)(55) 5261 2000.

RECENT DEVELOPMENTS

The following are significant developments since December 31, 2006:

First Quarter Results

On April 18, 2007, we announced our results of operations for the three months ended March 31, 2007. For a description of these results, see Annex I. Since the financial information in Annex I is presented in constant Mexican Pesos in purchasing power as of March 31, 2007, the financial information in Annex I is not directly comparable to the financial information included elsewhere in this offering circular, which, unless otherwise indicated, is presented in constant Mexican Pesos in purchasing power as of December 31, 2006.

Share Cancellation

On April 27, 2007, at a General Extraordinary Shareholders Meeting, our shareholders approved the cancellation of approximately 8,275.8 million shares of capital stock in the form of approximately 70.7 million CPOs, which were repurchased by the Company in 2006 and 2007.

Dividend

On April 27, 2007, at a General Extraordinary Shareholders Meeting, our shareholders approved a cash distribution to shareholders for up to Ps.4,401 million, which includes the payment of an extraordinary dividend of Ps.1.10 per CPO, which is in addition to our ordinary dividend of Ps.0.35 per CPO, for a total dividend of Ps.1.45 per CPO, equivalent to Ps.0.01239316239 per share. See “Item 3. — Key Information — Dividends” included in the 2006 Form 20-F.

Note Offering

On May 9, 2007, we consummated our offering of Ps.4,500 million aggregate principal amount of 8.49% Senior Notes due 2037. The notes issued in May 2007 are a single series of notes. We are offering to exchange these notes for new registered notes on the terms described in this prospectus.

SUMMARY OF TERMS OF THE EXCHANGE OFFER

Set forth below is a summary description of the terms of the exchange offer. We refer you to “The Exchange Offer” for a more complete description of the terms of the exchange offer.

New Notes	Up to Ps.4,500,000,000 aggregate principal amount of 8.49% Senior Exchange Notes due 2037, or Exchange Notes or New Notes. The terms of the new notes and the old notes are identical in all respects, except that, because the offer of the new notes will have been registered under the Securities Act of 1933, or the Securities Act, the new notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the related registration rights agreement.

The Exchange Offer	We are offering to exchange up to Ps.4,500,000,000 aggregate principal amount of new notes for a like aggregate principal amount of old notes. Old notes may be tendered in integral multiples of Ps.100,000 up to any amount so long as the holder does not fall below Ps.1,000,000 in holdings.

In connection with the private placement of the old notes on May 9, 2007, we entered into a registration rights agreement, which grants holders of the old notes certain exchange and registration rights. This exchange offer is intended to satisfy our obligations under this registration rights agreement.

If the exchange offer is not completed within the time period specified in the registration rights agreement, we will be required to pay additional interest on the old notes covered by the registration rights agreement for which the specified time period was exceeded.

Resale of New Notes	Based on existing interpretations by the staff of the SEC set forth in interpretive letters issued to parties unrelated to us, we believe that the new notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you are acquiring the new notes in the exchange offer in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the new notes; and

• you are not our “affiliate,” within the meaning of Rule 405 under the Securities Act.

If any of the statements above are not true and you transfer any new notes without delivering a prospectus that meets the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume or indemnify you against that liability.

Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be a statutory underwriter and must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale or transfer of the new notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the new notes. See “Plan of Distribution.”

The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the jurisdiction.

Consequences of Failure to Exchange Old Notes for New Notes	If you do not exchange your old notes for new notes, you will not be able to offer, sell or otherwise transfer your old notes except:

• in compliance with the registration requirements of the Securities Act and any other applicable securities laws;

• pursuant to an exemption from the securities laws; or

• in a transaction not subject to the securities laws.

Old notes that remain outstanding after completion of the exchange offer will continue to bear a legend reflecting these restrictions on transfer. In addition, upon completion of the exchange offer, you will not be entitled to any rights to have the resale of old notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any old notes that remain outstanding after the completion of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless we extend it. We do not currently intend to extend the exchange offer.

Interest on the New Notes	Interest on the new notes will accrue at the rate of 8.49% from the date of the last periodic payment of interest on the old notes or, if no interest has been paid, from May 9, 2007. No additional interest will be paid on old notes tendered and accepted for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that:

• the exchange offer does not violate applicable law or any applicable interpretation of the SEC staff;

• the old notes are validly tendered in accordance with the exchange offer;

• no action or proceeding would impair our ability to proceed with the exchange offer; and

• any governmental approval that we believe, in our sole discretion, is necessary for the consummation of the exchange offer, as outlined in this prospectus, has been obtained.

The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See “The Exchange Offer — Conditions.”

Procedures for Tendering Old Notes.	If you wish to accept the exchange offer, you must follow the procedures for book-entry transfer described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you. Questions regarding the tender of old notes or the exchange offer generally should be directed to the exchange agent at one of its addresses specified in “The Exchange Offer — Exchange Agent.” See “The Exchange Offer — Procedures for Tendering” and “The Exchange Offer — Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and the procedure for book entry transfer cannot be completed on a timely basis, you may tender your old notes according to the guaranteed delivery procedures described under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all old notes that are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date, as long as all of the terms and conditions of the exchange offer are met. We will deliver the new notes promptly following the expiration date.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written notice of withdrawal to the exchange agent at one of its addresses specified in “The Exchange Offer — Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer — Withdrawal of Tenders.”

Taxation	We believe that the exchange of old notes for new notes should not be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain other U.S. and Mexican federal tax considerations relating to the exchange of the old notes for the new notes and the purchase, ownership and disposition of new notes, see “Taxation.”

Exchange Agent	The Bank of New York, London is the exchange agent. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent” and in the back cover of this prospectus.

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement. See “Use of Proceeds” for a description of our use of the net proceeds received in connection with the issuances of the old notes.

SUMMARY OF TERMS OF THE EXCHANGE NOTES

Unless otherwise specified, references in this section to the “notes” mean the Ps.4,500,000,000 aggregate principal amount of old notes issued on May 9, 2007 and up to an equal principal amount of new notes we are offering hereby. The new notes will be issued under the same indenture under which the old notes were issued and, as a holder of new notes, you will be entitled to the same rights under the indenture that you had as a holder of old notes. The old notes and the new notes will be treated as a single series of debt securities under the indenture.

Issuer	Grupo Televisa, S.A.B.

Notes Offered	Up to Ps.4,500,000,000 aggregate principal amount of 8.49% Senior Exchange Notes due 2037 which have been registered under the Securities Act

Maturity	May 11, 2037

Interest Payment Dates	Interest on the Exchange Notes is payable semi-annually on May 11 and November 11 of each year, beginning November 11, 2007.

Ranking	The Exchange Notes are our unsecured general obligations and rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The Exchange Notes effectively rank junior to all of our secured indebtedness with respect to the value of our assets securing that indebtedness and to all of the existing and future liabilities, including trade payables, of our subsidiaries.

As of December 31, 2006:

(i) Televisa had approximately Ps.19,800.2 million equivalent to approximately U.S.$1,832.9 million of aggregate liabilities (not including the notes and excluding liabilities to subsidiaries), U.S.$998.0 million of which was Dollar-denominated. These liabilities include approximately Ps.15,122.2 million (equivalent to approximately U.S.$1,399.9 million) of indebtedness, U.S.$972.0 million of which was Dollar-denominated, all of which would have effectively ranked equal to the Exchange Notes; and

(ii) Televisa’s subsidiaries had approximately Ps.26,625.9 million (equivalent to approximately U.S.$2,464.8 million at the Interbank Rate reported by Banamex as of December 31, 2006) of liabilities (excluding liabilities to us and excluding guarantees by subsidiaries of indebtedness of Televisa), U.S.$313.6 million of which was Dollar-denominated. These liabilities include approximately Ps.3,659.5 million (equivalent to approximately U.S.$338.8 million at the Interbank Rate reported by Banamex as of December 31, 2006) of indebtedness, U.S.$14.7 million of which was dollar-denominated, all of which (equivalent to approximately Ps.158.8 million) would have effectively ranked senior to the notes.

Peso-denominated information in this paragraph is stated in constant Mexican Pesos in purchasing power as of December 31, 2006. The change in the Mexican National Consumer Price Index, or the NCPI, for the three-month period ended December 31, 2006 was 1.55%. U.S. Dollar equivalents are stated at the interbank free market exchange rate, or the Interbank Rate, as reported by Banco Nacional de México, S.A., or Banamex, as of December 31, 2006, which was Ps.10.8025 per U.S. Dollar.)

Payment Currency	Payment of principal, interest, additional amounts and any other amounts due in respect of the Exchange Notes will be made, except as provided below, in U.S. Dollars, in amounts determined by translating the Peso amounts into U.S. Dollars at the settlement rate on the applicable Rate Calculation Date. See “Description of the New Notes — Payment Currency” beginning on page 31 of this Prospectus.

A holder of the Exchange Notes may elect to receive payments in Pesos by providing notice as set forth under “Description of the New Notes — Payment Currency — Election for Payment in Mexican Pesos”.

We anticipate that S.D. Indeval S.A. de C.V., Institución para el Depósito de Valores, or Indeval, will elect to receive payments in Pesos (rather than U.S. dollars), and, to the extent Indeval so elects, holders who own beneficial interests in the Exchange Notes through Indeval will receive Pesos. See “Description of the New Notes — Form of Notes, Clearing and Settlement — Indeval”.

Certain Covenants	The indenture governing the Exchange Notes contains certain covenants relating to Televisa and its restricted subsidiaries, including covenants with respect to:

• limitations on liens;

• limitations on sale and leasebacks; and

• limitations on mergers, consolidations and similar transactions.

These covenants are subject to a number of important qualifications and exceptions. See “Description of the New Notes — Certain Covenants.”

Change of Control Offer	If we experience specific changes of control, we must offer to repurchase the Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest. See “Description of the New Notes — Certain Covenants — Repurchase of Securities upon a Change of Control.”

Additional Amounts	All payments by us in respect of the Exchange Notes, whether of principal or interest, will be made without withholding or deduction for Mexican taxes, unless any withholding or deduction is required by law. If you are not a resident of Mexico for tax purposes, payments of interest on the Exchange Notes to you will generally be subject to Mexican withholding tax at a rate which is currently 4.9% (subject to certain exceptions). In the event any withholding or deduction for Mexican taxes is required by law, subject to specified exceptions and limitations, we will pay the additional amounts required so that the net amount received by the holders of the Exchange Notes after the withholding or deduction will not be less than the amount that would have been received by the holders in the absence of such withholding or deduction. See “Description of the New Notes — Certain Covenants — Additional Amounts.”

Redemption for Changes in Mexican Withholding Taxes	In the event that, as a result of certain changes in law affecting Mexican withholding taxes, we become obligated to pay additional amounts in respect of the Exchange Notes in excess of those attributable to a Mexican withholding tax rate of 10%, the Exchange Notes will be redeemable, as a whole but not in part, at our option at any time at 100% of their principal amount plus accrued and unpaid interest, if any. See “Description of the New Notes — Certain Covenants — Additional Amounts.”

Optional Redemption	We may redeem any of the Exchange Notes at any time in whole or in part by paying the greater of the principal amount of the Exchange Notes or a “make-whole” amount, plus in each case accrued interest, as described under “Description of the New Notes — Optional Redemption.”

Form and Denomination	The Exchange Notes will be issued in fully registered book-entry form in integral multiples of Ps.100,000 up to an amount so long as the holder does not fall below Ps.1,000,000 in holdings.

Trustee and Principal Paying Agent	The Bank of New York

Governing Law	The Exchange Notes and the indenture are, and following the completion of the exchange offer will continue to be, governed by New York law.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

Luxembourg Listing	We will apply to list the Exchange Notes on the Luxembourg Stock Exchange.

For more complete information regarding the Exchange Notes, see “Description of the New Notes.”

SUMMARY FINANCIAL DATA

The following tables present our selected consolidated financial information as of and for each of the periods indicated. This data is qualified in its entirety by reference to, and should be read together with, our audited year-end financial statements. The following data for each of the years ended December 31, 2002, 2003, 2004, 2005 and 2006 has been derived from our audited year-end financial statements, including the consolidated balance sheets as of December 31, 2005 and 2006, and the related consolidated statements of income and changes in financial position for the years ended December 31, 2004, 2005 and 2006 and the accompanying notes appearing elsewhere in this prospectus. Unless otherwise indicated, all Peso information is stated in Pesos in purchasing power as of December 31, 2006. The data should also be read together with “Item 5 — Operating and Financial Review and Prospects — Results of Operations” in the 2006 Form 20-F.

The exchange rate used in translating Pesos into U.S. Dollars in calculating the convenience translations included in the following tables is determined by reference to the interbank free market exchange rate, or the Interbank Rate, as reported by Banco Nacional de México, S.A. (“Banamex”) as of December 31, 2006, which was Ps.10.8025 per U.S. Dollar. This prospectus contains translations of certain Peso amounts into U.S. Dollars at specified rates solely for the convenience of the reader. The exchange rate translations contained in this prospectus should not be construed as representations that the Peso amounts actually represent the U.S. Dollar amounts presented or that they could be converted into U.S. Dollars at the rate indicated.

Our year-end financial statements have been prepared in accordance with Mexican Financial Reporting Standards (Normas de Información Financiera), or Mexican FRS that became effective on January 1, 2006, which differ in some significant respects from U.S. GAAP. Note 24 to our year-end financial statements provides a description of the relevant differences between Mexican FRS, the accounting and reporting standards used in Mexico as of December 31, 2006, and U.S. GAAP as they relate to us, and a reconciliation to U.S. GAAP of net income and other items for the years ended December 31, 2004, 2005 and 2006 and stockholders’ equity at December 31, 2005 and 2006. Any reconciliation to U.S. GAAP may reveal certain differences between our stockholders’ equity, net income and other items as reported under Mexican FRS and U.S. GAAP. See “Item 3 — Key Information — Risk Factors — Risk Factors Related to Mexico — Differences Between Mexican FRS and U.S. GAAP May Have an Impact on the Presentation of Our Financial Information” included in the 2006 Form 20-F.

Effective April 1, 2004, we began consolidating Sky Mexico, in accordance with the Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities”, or FIN 46, which is applicable under Mexican FRS NIF A-8, “Supplementary Financial Reporting Standards”.

At a general extraordinary meeting and at special meetings of the stockholders of Grupo Televisa, S.A.B., or Televisa, held on April 16, 2004, our stockholders approved the creation of a new class of capital stock, the B Shares, and the distribution of new shares to our stockholders as part of the recapitalization of our capital stock, or the Recapitalization, as described in the Information Statement dated March 25, 2004, which was submitted to the Securities and Exchange Commission, or the SEC, on Form 6-K on March 25, 2004. Except where otherwise indicated, all information in this prospectus reflects our capital structure as of December 31, 2006.

For unaudited selected consolidated financial information as of March 31, 2007 and for the three-month periods ended March 31, 2006 and 2007 and a discussion of Televisa’s financial results for the three-month periods ended March 31, 2006 and 2007, which are presented in constant Mexican Pesos in purchasing power as of March 31, 2007, see Annex I to this prospectus. For a description of our indebtedness as of March 31, 2007, see Annex I and “Capitalization”. Since the financial information in Annex I and the information under “Capitalization” are presented in constant Mexican Pesos in purchasing power as of March 31, 2007, the financial information in Annex I and the information under “Capitalization” are not directly comparable to the financial information included elsewhere in this prospectus or in the table below, which unless otherwise indicated, is presented in constant Mexican Pesos in purchasing power as of December 31, 2006. The change in the NCPI, for the three-month period ended March 31, 2007 was 1.0%. Results of operations for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year.

Effective April 1, 2004, we began consolidating Sky Mexico, in accordance with the Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities”, or FIN 46, which is applicable under Mexican FRS NIF A-8, or Supplementary Financial Reporting Standards.

At a general extraordinary meeting and at special meetings of the stockholders of Grupo Televisa, S.A.B., or Televisa held on April 16, 2004, our stockholders approved the creation of a new class of capital stock, the B Shares, and the distribution of new shares to our stockholders as part of the recapitalization of our capital stock, or the Recapitalization, as described in the Information Statement dated March 25, 2004, which was submitted to the Securities and Exchange Commission, or the SEC, on Form 6-K on March 25, 2004. Except where otherwise indicated, all information in this prospectus reflects our capital structure as of December 31, 2006.

Summary Financial Data

	Year Ended December 31,
	2002		2003		2004		2005		2006		2006
	(Millions of Pesos in purchasing power as of December 31,
	2006 or millions of U.S. Dollars)(1)

(Mexican GAAP/FRS)
Income Statement Data:
Net sales	Ps.	25,354	Ps.	26,650	Ps.	31,519	Ps.	33,798	Ps.	37,932	U.S. $	3,511
Operating income		5,469		6,838		9,201		11,241		13,749		1,273
Integral cost of financing, net(2)		720		695		1,630		1,854		1,100		102
Restructuring and non-recurring charges(3)		991		743		425		239		614		57
(Loss) income from continuing operations		(463)		4,003		5,989		8,028		9,174		849
Income (loss) from discontinued operations		1,250		(73)		—		—		—		—
Cumulative effect of accounting change, net		—		—		(1,098)		(527)		—		—
Net income		868		4,067		4,641		6,374		8,586		795
(Loss) income from continuing operations per CPO(4)		(0.12)		1.44		1.97		2.37		2.96		—
Net income per CPO(4)		0.30		1.41		1.60		2.19		2.96		—
Weighted-average number of shares outstanding (in millions)(4)(5)		353,906		352,421		345,206		341,158		339,776		—
Cash dividend per CPO(4)		—		0.22		1.35		1.44		0.36		—
Shares outstanding (in millions, at year end)(5)		221,210		218,840		341,638		339,941		337,782		—
(U.S. GAAP)(6)
Income Statement Data:
Net sales	Ps.	25,597	Ps.	26,650	Ps.	31,519	Ps.	33,798	Ps.	37,932	U.S. $	3,511
Operating income		3,542		6,832		8,429		10,414		13,558		1,255
Income from continuing operations		119		3,371		4,526		7,101		8,007		741
Cumulative effect of accounting change, net		(1,449)		—		—		—		—		—
Net (loss) income		(1,332)		3,371		4,526		7,101		8,007		741
Income from continuing operations per CPO(4)		0.04		1.17		1.55		2.43		2.76		—
Net (loss) income per CPO(4)		(0.45)		1.17		1.55		2.43		2.76		—
Weighted-average number of shares outstanding (in millions)(4)(5)		353,906		352,421		345,206		341,158		339,776		—
Shares outstanding (in millions, at year end)(5)		221,210		218,840		341,638		339,941		337,782		—
(Mexican GAAP/FRS)
Balance Sheet Data (end of year):
Cash and temporary investments	Ps.	10,332	Ps.	13,870	Ps.	17,893	Ps.	15,377	Ps.	15,811	U.S. $	1,464
Total assets		66,343		73,244		79,481		78,222		83,030		7,686
Current portion of long-term debt and other notes payable(7)		1,457		323		3,545		354		986		91
Long-term debt, net of current portion(8)		15,694		16,630		20,368		18,872		17,795		1,647
Customer deposits and advances		13,820		15,839		16,454		18,778		17,162		1,589
Capital stock issued		8,955		9,283		10,290		10,290		10,126		937
Total stockholders’ equity (including minority interest)		25,077		31,132		29,680		31,074		36,604		3,388
(U.S. GAAP)(6)
Balance Sheet Data (end of year):
Cash and cash equivalents	Ps.	10,059	Ps.	11,244	Ps.	17,103	Ps.	15,260	Ps.	14,901	U.S. $	1,379
Total assets		66,286		76,530		88,548		85,510		88,446		8,188
Current portion of long-term debt and other notes payable(7)		1,457		323		3,545		354		986		91
Long-term debt, net of current portion(8)		15,694		16,630		20,368		18,872		17,795		1,647
Total stockholders’ equity (excluding minority interest)		20,765		27,351		28,113		29,481		34,469		3,191
(Mexican GAAP/FRS)
Other Financial Information:
Capital expenditures(9)	Ps.	1,665	Ps.	1,204	Ps.	2,094	Ps.	2,746	Ps.	3,225	U.S. $	299
Ratio of earnings to fixed charges		1.7		3.6		3.3		3.6		6.2		—
(U.S. GAAP)(6)
Other Financial Information:
Net cash provided by operating activities		6,592		7,113		7,364		10,098		12,600		1,166
Net cash provided by (used for) financing activities		439		(2,997)		(678)		(9,071)		(4,453)		(412)
Net cash used for investing activities		(3,519)		(2,458)		(649)		(2,305)		(7,918)		(733)
Ratio of earnings to fixed charges		—		4.5		3.1		3.7		5.8		—
Other Data (unaudited):
Average prime time audience share (TV broadcasting)(10)		72.4%		70.1%		68.9%		68.5%		69.5%		—
Average prime time rating (TV broadcasting)(10)		39.6		38.1		36.7		36.5		35.5		—
Magazine circulation (millions of copies)(11)		137		128		127		145		155		—
Number of employees (at year end)		12,600		12,300		14,100		15,100		16,200		—
Number of Innova subscribers (in thousands at year end)(12)		738		857		1,003		1,251		1,430		—
Number of Cablevisión subscribers (in thousands at year end)(13)		412		364		355		422		497		—
Number of Esmas.com registered users (in thousands at year end)(14)		2,514		3,085		3,665		4,212		4,447		—

Notes to Summary Financial Data:

(1)	Except for Certificado de Participación Ordinario, or CPO, ratio, average audience share, average rating, magazine circulation, employee, subscriber and registered user data. Information in these footnotes is in thousands of Pesos in purchasing power as of December 31, 2006, unless otherwise indicated.

(2)	Includes interest expense, interest income, foreign exchange gain or loss, net, and gain or loss from monetary position. See Note 17 to our year-end financial statements.

(3)	See Note 18 to our year-end financial statements.

(4)	For further analysis of income (loss) from continuing operations per CPO and net income per CPO (as well as corresponding amounts per A Share not traded as CPOs), see Note 21 (for the calculation under Mexican FRS) and Note 24 (for the calculation under U.S. GAAP) to our year-end financial statements.

(5)	As of December 31, 2004, 2005 and 2006, we had four classes of common stock: A Shares, B Shares, D Shares and L Shares. For purposes of this table, the weighted-average number of shares for all periods reflects the 25-for-one stock split and the 14-for-one stock dividend from the 2004 Recapitalization, and the number of shares outstanding for all periods reflects the 25-for-one stock split from the 2004 Recapitalization. Our shares are publicly traded in Mexico, primarily in the form of CPOs, each CPO representing 117 shares comprised of 25 A Shares, 22 B Shares, 35 D Shares and 35 L Shares; and in the United States in the form of Global Depositary Shares, or GDS, each GDS representing 5 CPOs. Before March 22, 2006, each GDS represented 20 CPOs.

The number of CPOs and shares issued and outstanding for financial reporting purposes under Mexican GAAP/FRS and U.S. GAAP is different than the number of CPOs issued and outstanding for legal purposes, because under Mexican GAAP/FRS and U.S. GAAP shares owned by subsidiaries and/or the trusts created to implement our Stock Purchase Plan and our Long-Term Retention Plan are not considered outstanding for financial reporting purposes.

As of December 31, 2006, for legal purposes, there were approximately 2,528 million CPOs issued and outstanding, each of which was represented by 25 A Shares, 22 B Shares, 35 D Shares and 35 L Shares, and an additional number of approximately 58,927 million A Shares and 2,357 million B Shares (not in the form of CPO units). See Note 12 to our year-end financial statements.

(6)	See Note 24 to our year-end financial statements.

(7)	See Note 8 to our year-end financial statements.

(8)	Item 5 — Operating and Financial Review and Prospects — Results of Operations — Liquidity, Foreign Exchange and Capital Resources — Indebtedness” included in the 2006 Form 20-F and Note 8 to our year-end financial statements.

(9)	Capital expenditures are those investments made by us in property, plant and equipment, which amounts are first translated from Mexican Pesos into U.S. dollars at historical exchange rates, and the resulting aggregate U.S. dollar amount is then translated to Mexican Pesos at year-end exchange rate for convenience purposes only; the aggregate amount of capital expenditures in Mexican Pesos does not indicate the actual amounts accounted for in our consolidated financial statements.

(10)	“Average prime time audience share” for a period refers to the average daily prime time audience share for all of our networks and stations during that period, and “average prime time rating” for a period refers to the average daily rating for all of our networks and stations during that period, each rating point representing one percent of all television households. As used in this prospectus, “prime time” in Mexico is 4:00 p.m. to 11:00 p.m., seven days a week, and “weekday prime time” is 7:00 p.m. to 11:00 p.m., Monday through Friday. Data for all periods reflects the average prime time audience share and ratings nationwide as published by IBOPE Mexico. For further information regarding audience share and ratings information and IBOPE Mexico, see “Item 4 — Information on the Company — Business Overview — Television — Television Broadcasting” included in the 2006 Form 20-F.

(11)	The figures set forth in this line item represent total circulation of magazines that we publish independently and through joint ventures and other arrangements and do not represent magazines distributed on behalf of third parties.

(12)	Innova, our direct to home, or DTH satellite service in Mexico, referred to alternatively as Sky Mexico for segment reporting purposes, commenced operations on December 15, 1996. The figures set forth in this line item represent the total number of gross active residential and commercial subscribers for Innova at the end of each year presented. For a description of Innova’s business and results of operations and financial condition, see “Item 4 — Information on the Company — Business Overview — DTH Joint Ventures — Mexico” included in the 2006 Form 20-F. Under Mexican FRS, effective January 1, 2001 and through March 31, 2004, we did not recognize equity in results in respect of our investment in Innova in our income statement, as we recognized equity in losses of Innova up to the amount of our initial investment and subsequent capital contributions in Innova. See “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Equity in Earnings of Affiliates” included in the 2006 Form 20-F. Since April 1, 2004, Innova has been consolidated in our financial results.

(13)	The figures set forth in this line item represent the total number of subscribers of Cablevisión at the end of each year presented. For a description of Cablevisión’s business and results of operations and financial condition, see “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Cable Television” and “Item 4 — Information on the Company — Business Overview — Cable Television” included in the 2006 Form 20-F.

(14)	The results of operations of Esmas.com are included in the results of operations of our Other Businesses segment. See “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Other Businesses” included in the 2006 Form 20-F. For a description of Esmas.com, see “Item 4 — Information on the Company — Business Overview — Other Businesses — Televisa Digital” included in the 2006 Form 20-F. The figures set forth in this line item represent the number of registered users in each year presented. The term “registered user” means a visitor that has completed a profile questionnaire that enables the visitor to use the e-mail service provided by Esmas.com.

RISK FACTORS

An investment in the new notes involves risk. You should consider carefully the following factors, as well as all other information in, or incorporated by reference into, this prospectus, including “Item 3 — Key Information — Risk Factors” in the 2006 Form 20-F, before deciding to participate in the exchange offer.

Risk Factors Related to the New Notes and Exchange Offer

We Have Substantial Indebtedness and May Incur Additional Indebtedness; All of Our Other Existing Indebtedness Matures Prior to the Maturity of the Exchange Notes

We now have and will continue to have after the issuance of these notes a substantial amount of indebtedness outstanding. Any Mexican UDI-denominated indebtedness we may issue in the future, will increase as the NCPI increases. In addition, the indenture governing the Exchange Notes does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness, and we may incur indebtedness in connection with our business, including borrowings to fund investments and acquisitions. Such additional borrowings could adversely affect our financial position and results of operations. To the extent our restricted or unrestricted subsidiaries borrow money, whether on a secured or an unsecured basis, that indebtedness will effectively rank senior to the Exchange Notes. The degree to which we are leveraged may impair our ability to internally fund or obtain financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes and may limit our flexibility in planning for or reacting to changes in market conditions and industry trends. As a result, we may be more vulnerable in the event of a further substantial downturn in general economic conditions in Mexico.

The indenture does not restrict our ability or the ability of our unrestricted subsidiaries to pledge shares of capital stock or assets of our unrestricted subsidiaries, and our ability and our restricted subsidiaries’ ability to pledge assets is subject only to the limited restrictions contained in the indenture. To the extent we pledge shares of capital stock or other assets to secure indebtedness, the indebtedness so secured will effectively rank senior to the Exchange Notes to the extent of the value of the shares or other assets pledged. The indenture also does not restrict the ability of our unrestricted subsidiaries to pledge shares of capital stock or other assets that they own to secure indebtedness. See “Description of the New Notes”.

The indenture does not restrict the ability of Televisa to lend its funds to, or otherwise invest in, its subsidiaries, including its unrestricted subsidiaries. If Televisa were to lend funds to, or otherwise invest in, its subsidiaries, creditors of such subsidiaries could have a claim on their assets that would be senior to the claims of Televisa. See “— We Are a Holding Company With Our Assets Held Primarily by Our Subsidiaries; Creditors of Those Companies Have a Claim on Their Assets That Is Effectively Senior to That of Holders of the Notes”.

The following table sets forth a description of our outstanding indebtedness as of December 31, 2006 (i) on a historical, actual basis and (ii) as adjusted to give pro forma effect to the issuance of notes in the aggregate principal amount of Ps.4,500.0 million, as if the issue occurred on December 31, 2006. In addition, the terms of our bank loans require us to maintain compliance with certain financial covenants. See “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Liquidity, Foreign Exchange and Capital Resources — Indebtedness” included in the 2006 Form 20-F. If we cannot comply with these covenants, this indebtedness could be accelerated. Information in the following table is presented in millions of constant Pesos in purchasing power as of December 31, 2006:

	December 31, 2006(1)
Description of Debt	Actual		As Adjusted
	(in millions)

Senior unsecured and other indebtedness of Televisa (other than the notes)	Ps.	15,122	Ps.	15,122
8.49% Senior Notes due 2037		—		4,500
Indebtedness of consolidated subsidiaries		3,660		3,660

Total	Ps.	18,782	Ps.	23,282

(1)	UDI-denominated indebtedness has been converted into Pesos by applying the UDI-Peso exchange rate at the date of issuance, as adjusted for the increase in the UDI-Peso exchange rate through December 31, 2006, and this debt, together with other Peso-denominated indebtedness, has been converted into Dollars solely for the convenience of the reader at an exchange rate of Ps.10.8025 per U.S. Dollar, the Interbank Rate reported by Banamex as of December 31, 2006.

All of our outstanding indebtedness will mature prior to the maturity date of the Exchange Notes. If we cannot generate sufficient cash flow from operations to meet our obligations (including payments on the Exchange Notes at their maturity), then our indebtedness (including the Exchange Notes) may have to be refinanced. Any such refinancing may not be effected successfully or on terms that are acceptable to us. In the absence of such refinancings, we could be forced to dispose of assets in order to make up for any shortfall in the payments due on our indebtedness, including interest and principal payments due on the Exchange Notes, under circumstances that might not be favorable to realizing the best price for such assets. Further, any assets may not be sold quickly enough, or for amounts sufficient, to enable us to make any such payments. If we are unable to sell sufficient assets to repay this debt we could be forced to issue equity securities to make up any shortfall. Any such equity issuance would be subject to the approval of Emilio Azcárraga Jean who has the voting power to prevent us from raising money in equity offerings. In addition, the terms of our bank loans require us to maintain compliance with certain financial covenants. See “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Liquidity, Foreign Exchange and Capital Resources — Indebtedness” included in the 2006 Form 20-F. If we cannot maintain such compliance, this indebtedness could be accelerated.

We Are a Holding Company With Our Assets Held Primarily by Our Subsidiaries; Creditors of Those Companies Have a Claim on Their Assets That Is Effectively Senior to That of Holders of the Exchange Notes

We are a holding company with no significant operating assets other than through our ownership of shares of our subsidiaries. We receive substantially all of our operating income from our subsidiaries. Televisa is the only company obligated to make payments under the Exchange Notes. Our subsidiaries are separate and distinct legal entities and they will have no obligation, contingent or otherwise, to pay any amounts due under the Exchange Notes or to make any funds available for any of those payments. The Exchange Notes will be senior unsecured obligations of Televisa ranking pari passu with other unsubordinated and unsecured obligations. Claims of creditors of our subsidiaries, including trade creditors and banks and other lenders, will effectively have priority over the holders of the Exchange Notes with respect to the assets of our subsidiaries. In addition, our ability to meet our financial obligations, including obligations under the Exchange Notes, will depend in significant part on our receipt of cash dividends, advances and other payments from our subsidiaries. In general, Mexican corporations may pay dividends only out of net income, which is approved by stockholders. The stockholders must then also approve the actual dividend payment after we establish mandatory legal reserves (5% of net income annually up to at least an amount equal to 20% of the paid-in capital) and satisfy losses for prior fiscal years. The ability of our subsidiaries to pay such dividends or make such distributions will be subject to, among other things, applicable laws and, under certain circumstances, restrictions contained in agreements or debt instruments to which we, or any of our subsidiaries, are parties. In addition, third parties own substantial interests in certain of our other businesses such as Cablevisión and Innova. Accordingly, we must share with minority stockholders any dividends paid by these businesses.

Claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets and cash flows of those subsidiaries over any claims we and the holders of the Exchange Notes may have. For a description of our outstanding debt, see “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Liquidity, Foreign Exchange and Capital Resources — Indebtedness” included in the 2006 Form 20-F.

In addition, creditors of Televisa, including holders of the Exchange Notes, will be limited in their ability to participate in distributions of assets of our subsidiaries to the extent that the outstanding shares of any of our subsidiaries are either pledged as collateral to our other creditors or are not owned by us. As of the date of this prospectus, only a small portion of the shares of our subsidiaries are pledged as collateral, although minority interests in several subsidiaries, as described above, are held by third parties. See “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Liquidity, Foreign Exchange and Capital Resources — Indebtedness” and “— Minority Interest” included in the 2006 Form 20-F. At December 31, 2006, our subsidiaries had approximately Ps.26,625.9 million (equivalent to approximately U.S.$2,464.8 million) of liabilities (excluding liabilities to us and excluding guarantees by subsidiaries of indebtedness of Televisa), U.S.$313.6 million of which was U.S. Dollar-denominated. These liabilities include approximately Ps.3,659.5 million (equivalent to approximately U.S.$338.8 million) of indebtedness, U.S.$14.7 million of which was U.S. Dollar-denominated indebtedness (equivalent to approximately Ps.158.8 million). All of these liabilities would effectively have ranked senior to the Exchange Notes. The indenture does not limit the amount of indebtedness which can be incurred by us or by our restricted or unrestricted subsidiaries.

Judgments of Mexican Courts Enforcing Our Obligations in Respect of the Exchange Notes Would Be Paid Only in Pesos

Under the Ley Monetaria, or the Mexican Monetary Law, in the event that any holder of the Exchange Notes elects to be paid in Dollars and brings proceedings in Mexico seeking performance of our payment obligations under the Exchange Notes for the payment thereof in Dollars, pursuant to a judgment or on the basis of an original action, we may discharge our obligations to pay Dollars under the Exchange Notes by paying Pesos converted at the rate of exchange prevailing on the date payment is made. This rate is currently determined by the Mexican Central Bank every business day in Mexico and published the next business day in the Diario Oficial de la Federación, or the Official Gazette of the Federation, for application the following business day. As a result, if the Exchange Notes are paid by us in Pesos to holders of the debt securities who requested payment in Dollars, the amount received may not be sufficient to cover the amount of Dollars that the holder of the note would have received if the notes had been denominated in Dollars. In addition, our obligation to indemnify against exchange losses may be unenforceable in Mexico.

In addition, in the case of our bankruptcy or concurso mercantil, or judicial reorganization, our foreign currency-denominated liabilities, including our liabilities under the Exchange Notes, will be converted into Pesos at the rate of exchange applicable on the date on which the declaration of bankruptcy or judicial reorganization is effective, and the resulting amount, in turn, will be converted to UDIs, or inflation-indexed units. Our foreign currency-denominated liabilities, including our liabilities under the Exchange Notes, will not be adjusted to take into account any depreciation of the Peso as compared to the U.S. Dollar occurring after the declaration of bankruptcy or judicial reorganization. Also, all obligations under the Exchange Notes will cease to accrue interest from the date of the bankruptcy or judicial reorganization declaration, will be satisfied only at the time those of our other creditors are satisfied and will be subject to the outcome of, and amounts recognized as due in respect of, the relevant bankruptcy or judicial reorganization proceeding.

We May Not Have Sufficient Funds to Meet Our Obligation Under the Indenture to Repurchase the Exchange Notes Upon a Change of Control

Upon the occurrence of a change of control, we will be required to offer to repurchase each holder’s Exchange Notes at a price of 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase. We may not have the financial resources necessary to meet our obligations in respect of our indebtedness, including the required repurchase of Exchange Notes, following a change of control. If an offer to repurchase the notes is required to be made and we do not have available sufficient funds to repurchase the notes, an event of default would occur under the indenture. The occurrence of an event of default will result in acceleration of the maturity of the Exchange Notes and other indebtedness. See “Description of the New Notes”.

It May Be Difficult to Enforce Civil Liabilities Against Us or Our Directors, Executive Officers and Controlling Persons

We are organized under the laws of Mexico. Substantially all of our directors, executive officers and controlling persons reside outside the United States, all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the United States, and some of the experts named in this prospectus also reside outside of the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. See “Limitation of Liability”.

There May Not Be a Liquid Trading Market for the New Notes, Which Could Limit Your Ability to Sell Your New Notes in the Future

The new notes are being offered to the holders of the old notes. The new notes will constitute a new issue of securities for which, prior to the exchange offer, there has been no public market, and the new notes may not be widely distributed. Accordingly, an active trading market for the new notes may not develop. If a market for any of the new notes does develop, the price of such new notes may fluctuate and liquidity may be limited. If a market for any of the new notes does not develop, purchasers may be unable to resell such new notes for an extended period of time, if at all.

Your Failure to Tender Old Notes in the Exchange Offer May Affect Their Marketability

If old notes are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted old notes will be adversely affected. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your old notes in the future. We issued the old notes in a private placement exempt from the registration requirements of the Securities Act.

Accordingly, you may not offer, sell or otherwise transfer your old notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws. If you do not exchange your old notes for new notes in the exchange offer, or if you do not properly tender your old notes in the exchange offer, your old notes will continue to be subject to these transfer restrictions after the completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the old notes under the Securities Act.

If the Peso Depreciates Against the U.S. Dollar, the Effective Yield on the Exchange Notes Will Decrease Below the Interest Rate on the Notes, and the Amount Payable at Maturity May Be Less Than Your Investment, Resulting in a Loss to You

Exchange rates between the U.S. Dollar and the Peso have varied significantly from year to year and period to period. Historical Peso to U.S. dollar exchange rates are presented under “Exchange Rate Information” in this prospectus. However, historical exchange rates do not necessarily indicate future fluctuations in rates and should not be relied upon as indicative of future trends.

Exchange rates can be volatile and unpredictable. If the Peso depreciates against the U.S. Dollar, the effective yield on the Exchange Notes will decrease below the interest rate on the notes and the amount payable on the notes at maturity may be less than your investment, resulting in a loss to you. Depreciation of the Peso against the U.S. Dollar may also adversely affect the market value of the Exchange Notes.

Mexican Governmental Policy or Action Could Adversely Affect the Exchange Rate Between the Peso and the U.S. Dollar and, Consequently, an Investment in the Exchange Notes

Mexican governmental policy or action could adversely affect the Peso to U.S. Dollar exchange rate, which may, in turn, negatively affect the market value of the Exchange Notes as well as the yield on the notes and the amount payable on the Exchange Notes at maturity.

Even in the absence of governmental policy or action directly affecting exchange rates, political or economic developments in Mexico or elsewhere could lead to significant and sudden changes in the exchange rate between the Peso and the U.S. Dollar.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We issued and sold the old notes in a private placement on May 9, 2007. In connection with the issuance and sale, we entered into a registration rights agreement with the initial purchasers of the old notes. In the registration rights agreement we agreed, for the benefit of the holders of the notes, at our cost, to, among other things:

•	use our best efforts to prepare and, as soon as practicable within 120 days following the original issue date of the old notes, file with the SEC an exchange offer registration statement with respect to a proposed exchange offer and the issuance and delivery to the holders, in exchange for the old notes, of the new notes, which will have terms identical in all material respects to the old notes, except that the new notes will not contain terms with respect to transfer restrictions and will not provide for any increase in the interest rate under the circumstances described below;

•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days of the most recent issue date;

•	use our best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer; and

•	use our best efforts to cause the exchange offer to be consummated not later than 210 days following the most recent issue date.

These requirements under the registration rights agreement will be satisfied when we complete the exchange offer. However, if we fail to meet any of these requirements under the registration rights agreement and under some other circumstances, then the interest rate borne by the notes that are affected by the registration default with respect to the first 90-day period, or portion thereof, will be increased by an additional interest of 0.25% per annum upon the occurrence of each registration default. The amount of additional interest will increase by an additional 0.25% each 90-day period, or portion thereof, while a registration default is continuing until all registration defaults have been cured; provided that the maximum aggregate increase in the interest rate will in no event exceed one percent (1%) per annum. Upon:

•	the filing of the exchange offer registration statement after the 120th calendar day following the most recent issue date;

•	the effectiveness of the exchange offer registration statement after the 180th calendar day following the most recent issue date;

•	the consummation of the exchange offer;

•	the effectiveness of the shelf registration statement after the 210th calendar day following the most recent issue date; or

•	the date on which all new notes are saleable pursuant to Rule 144(k) under the Securities Act or any successor provision,

the interest rate on the notes will be reduced to the original interest rate set forth on the cover page of this prospectus if Televisa is otherwise in compliance with this paragraph. If after any such reduction in interest rate, a different event specified above occurs, the interest rate will again be increased pursuant to the foregoing provisions.

Application will be made to list the new notes on the Luxembourg Stock Exchange for trading on the Euro MTF, the alternative market of the Luxembourg Stock Exchange. Notice will be made in a daily newspaper of general circulation in Luxembourg (which is expected to be d’Wort) prior to commencing the exchange offer. You may obtain documents relating to the exchange offer and consummate the exchange at the office of The Bank of

New York (Luxembourg) S.A., our paying and transfer agent in Luxembourg, at Aerogulf Center, 1A Hoehenhof, L-1736 Senningerberg, Luxembourg. The results of the exchange offer, including any increase in the rate, will be provided to the Luxembourg Stock Exchange and published in a daily newspaper of general circulation in Luxembourg (which is expected to be d’Wort).

We have also agreed to keep the exchange offer open for not less than 20 business days after the notice thereof is mailed to holders (or longer, if required by applicable law).

Under the registration rights agreement, our obligations to register the new notes will terminate upon the completion of the exchange offer. However, pursuant to the registration rights agreement, we will be required to file a shelf registration statement for a continuous offering by the holders of the outstanding notes if:

•	we are not permitted to file the exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

•	for any reason, the exchange offer registration statement is not declared effective within 180 days following the date of most recent issuance of these notes or the exchange offer is not consummated within 210 days following the most recent issue date;

•	upon the request of the initial purchasers in certain circumstances; or

•	a holder is not permitted to participate in the exchange offer or does not receive fully tradable new notes pursuant to the exchange offer.

During any 365-day period, we will have the ability to suspend the availability of such shelf registration statement for up to two periods of up to 45 consecutive days (except for the consecutive 45-day period immediately prior to the maturity of the notes), but no more than an aggregate of 60 days during any 365-day period, if our Board of Directors determines in good faith that there is a valid purpose for the suspension.

We will, in the event of the filing of a shelf registration statement, provide to each holder of notes that are covered by the shelf registration statement copies of the prospectus which is a part of the shelf registration statement and notify each such holder when the shelf registration statement has become effective. A holder of notes that sells the notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification obligations).

Once the exchange offer is complete, we will have no further obligation to register any of the old notes not tendered to us in the exchange offer. See “Risk Factors — Risk Factors Related to the New Notes and the Exchange Offer — Your Failure to Tender Old Notes in the Exchange Offer May Affect Their Marketability.”

Effect of the Exchange Offer

Based on existing interpretations of the Securities Act by the staff of the SEC in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by the holders (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who is an affiliate of Televisa or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any participating broker-dealer who purchased the notes for its own account, other than as a result of market-making activities or other trading activities, to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretations by the staff of the SEC;

•	will not be able to tender its notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange notes as it has in other interpretations to third parties.

Each holder of notes, other than certain specified holders, who wishes to exchange the old notes for the new notes in the exchange offer will be required to make representations that:

•	it is not an affiliate of Televisa;

•	it is not a broker-dealer tendering notes acquired directly from Televisa for its own account;

•	any exchange notes to be received by it will be acquired in the ordinary course of its business; and

•	it has no arrangement with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes.

In addition, in connection with resales of new notes, any participating broker-dealer must acknowledge in that it will deliver a prospectus meeting the requirements of the Securities Act. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus. Under the registration rights agreement, we have agreed, for a period of 90 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any such participating broker-dealer for use in connection with any resale of any exchange notes acquired in the exchange offer. By acceptance of this exchange offer, each broker-dealer that receives new notes under the exchange offer agrees to notify us prior to using this prospectus in a sale or transfer of new notes. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new notes.

To the extent old notes are tendered and accepted in the exchange offer, the principal amount of old notes that will be outstanding will decrease with a resulting decrease in the liquidity in the market for the old notes. Old notes that are still outstanding following the completion of the exchange offer will continue to be subject to transfer restrictions.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue Ps.100,000 principal amount of new notes in exchange for each Ps.100,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of Ps.100,000 up to any amount so long as the holder does not fall below Ps.1,000,000 in holdings.

The new notes will be substantially identical to the old notes, except that:

•	the new notes will have been registered under the Securities Act;

•	the new notes will not be subject to transfer restrictions; and

•	the new notes will be issued free of any covenants regarding registration rights and free of any provision for additional interest.

The new notes will evidence the same debt as the old notes and will be issued under and be entitled to the benefits of the same indenture under which the old notes were issued. The old notes and the new notes will be treated as a single series of debt securities under the indenture. For a description of the terms of the indenture and the new notes, see “Description of the New Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. As of the date of this prospectus, an aggregate of Ps.4,500,000,000 principal amount of old notes is outstanding. This prospectus is being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Holders of old notes do not have any appraisal or dissenters’ rights under law or under the indenture in connection with the exchange offer. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange validly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from us and delivering the new notes to the tendering holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions.” All old notes accepted for exchange will be exchanged for new notes promptly following the expiration date. If we decide for any reason to delay for any period our acceptance of any old notes for exchange, we will extend the expiration date for the same period.

If we do not accept for exchange any tendered old notes because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, such unaccepted old notes will be returned, without expense, to the holder tendering them or the appropriate book-entry will be made, in each case, as promptly as practicable after the expiration date.

We are not making, nor is our Board of Directors making, any recommendation to you as to whether to tender or refrain from tendering all or any portion of your old notes in the exchange offer. No one has been authorized to make any such recommendation. You must make your own decision whether to tender in the exchange offer and, if you decide to do so, you must also make your own decision as to the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on     , 2007, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “— Conditions” have not been satisfied by the expiration date; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the old notes of the amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or earlier termination of the exchange offer.

Interest on the New Notes and the Old Notes

Any old notes not tendered or accepted for exchange will continue to accrue interest at the rate of 8.49% per annum in accordance with their terms. The new notes will accrue interest at the rate of 8.49% per annum from the date of the last periodic payment of interest on the old notes or, if no interest has been paid, from the original issue date of old notes. Interest on the new notes and any old notes not tendered or accepted for exchange will be payable semi-annually in arrears on May 11 and November 11 of each year, commencing on November 11, 2007.

Procedures for Tendering

Only a registered holder of old notes may tender those notes in the exchange offer. When the holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. To tender in the exchange offer, a holder must transmit a properly completed and duly executed letter of transmittal, including any required signature guarantees, together with all other documents required by such letter of transmittal, to the exchange agent at one of the addresses set forth below under “— Exchange Agent,” before 5:00 p.m., New York City time, on the expiration date. In addition, either:

•	the exchange agent must receive, before the expiration date, a timely confirmation of a book-entry transfer of the tendered old notes into the exchange agent’s account at Clearstream Banking, Société Anonyme, Luxembourg, or Clearstream Banking, and/or Euroclear Bank S.A./N.V., or Euroclear, along with the letter of transmittal or an agent’s message, according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to Euroclear or Clearstream Banking, as appropriate, and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that Euroclear or Clearstream Banking, as appropriate, has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

A tender of old notes by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

The method of delivery of letters of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. If delivery is by mail, we recommend that holders use certified or registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or other required documents to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender those notes should contact the registered holder promptly and instruct it to tender on the beneficial owner’s behalf.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes, and our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes the acceptance of which would, in the opinion of us or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such time as we shall determine. Although we intend to notify holders of any defects or irregularities with respect to tenders of old notes for exchange, neither we nor the exchange agent nor any other person shall be under any duty to give such notification, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any old notes delivered by book-entry transfer to Clearstream Banking or Euroclear, as the case may be, will be credited to the account maintained with Clearstream Banking or Euroclear, as the case may be, by the participant in Clearstream Banking or Euroclear which delivered such old notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion (a) to purchase or make offers for any old notes that remain outstanding after the expiration date, (b) as set forth below under “— Conditions,” to terminate the exchange offer and (c) to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By signing, or otherwise becoming bound by, the letter of transmittal, each tendering holder of old notes (other than certain specified holders) will represent to us that:

•	it is acquiring the new notes in the exchange offer in the ordinary course of its business;

•	it is not engaging in and does not intend to engage in a distribution of the new notes;

•	it is not participating, does not intend to participate, and has no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the new notes; and

•	it is not our “affiliate,” within the meaning of Rule 405 under the Securities Act, or, if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the tendering holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it may be deemed to be an

“underwriter” within the meaning of the Securities Act. Any such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale or transfer of these new notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Book-Entry Transfer

The participant should transmit its acceptance to Euroclear or Clearstream Banking, as the case may be, on or prior to the expiration date or comply with the guaranteed delivery procedures described below. Euroclear or Clearstream Banking, as the case may be, will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent’s message confirming that Euroclear or Clearstream Banking, as the case may be, has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at Euroclear or Clearstream Banking, as the case may be. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “— The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

•	Delivery of documents to Clearstream Banking or Euroclear in accordance with its procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

Holders who wish to tender their old notes and (1) who cannot deliver a confirmation of book-entry transfer of old notes into the exchange agent’s account at Clearstream Banking or Euroclear, as the case may be, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (2) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

•	the tender is made through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, listing the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, a book-entry confirmation, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and together with a confirmation of book-entry, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such eligible institution with the exchange agent; and

•	a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth below under “— Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	specify the name and number of the account at the Clearstream Banking or Euroclear, as the case may be, to be credited with the withdrawn old notes and otherwise comply with the procedures of the Clearstream Banking or Euroclear, as the case may be.

We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Any old notes that are tendered for exchange through the facilities of Clearstream Banking or Euroclear but that are not exchanged for any reason will be credited to an account maintained with Clearstream Banking or Euroclear for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Conditions

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes, and we may terminate the exchange offer as provided in this prospectus prior to the expiration date, if:

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the SEC staff; or

•	the old notes are not tendered in accordance with the exchange offer;

•	you do not represent that you are acquiring the new notes in the ordinary course, that you are not engaging in and do not intend to engage in a distribution of the new notes, of your business and that you have no arrangement or understanding with any person to participate in a distribution of the new notes and you do not make any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render available the use of an appropriate form for registration of the new notes under the Securities Act;

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable judgment that any of the conditions are not satisfied, we may:

•	refuse to accept and return to the tendering holder any old notes or credit any tendered old notes to the account maintained with Clearstream Banking or Euroclear as the case may be, by the participant in Clearstream Banking or Euroclear which delivered the old notes; or

•	extend the exchange offer and retain all old notes tendered before the expiration date, subject to the rights of holders to withdraw the tenders of old notes (see “— Withdrawal of Tenders” above); or

•	waive the unsatisfied conditions with respect to the exchange offer prior to the expiration date and accept all properly tendered old notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under “— Expiration Date; Extensions; Amendments.” If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any of the old notes, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

The Bank of New York, London has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal and other documents required for a valid tender of your old notes should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Hand Delivery:	By Registered Mail or Overnight Carrier:
The Bank of New York, London Lower Ground Floor 30 Cannon Street London EC4M 6XH Attention: Mick F. Smith	The Bank of New York, London Lower Ground Floor 30 Cannon Street London EC4M 6XH Attention: Mick F. Smith

Facsimile Transmission:
44-207-964-6152
Confirm by Telephone:
44-207-964-6512
For information with respect to the exchange offer, call:
Mike F. Smith of the Exchange Agent
at 44-207-964-6512

Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

We will pay the expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees, printing costs, and related fees and expenses.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange offer.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying values as the old notes on the date of the exchange. Accordingly, we will recognize no gain or loss, for accounting purposes, as a result of the exchange offer. Under Mexican FRS, the expenses of the exchange offer and the unamortized expenses relating to the issuance of the old notes will be amortized over the term of the new notes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as set forth in the legend printed thereon as a consequence of the issuance of the old notes pursuant to an exemption from the Securities Act and applicable state securities laws. Old notes not exchanged pursuant to the exchange offer will continue to accrue interest at 8.49% per annum, and the old notes will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters’ rights under Mexican law in connection with the exchange offer.

In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Upon completion of the exchange offer, holders of old notes will not be entitled to any rights to have the resale of old notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any old notes that remain outstanding after completion of the exchange offer.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement entered into in connection with each issuance of the old notes. In consideration for issuing the new notes, we will receive old notes in an aggregate principal amount equal to the value of the new notes. The old notes surrendered in exchange for the new notes will be retired and canceled. Accordingly, the issuance of the new notes will not result in any change in our indebtedness.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2007, (i) on a historical, actual basis and (ii) as adjusted to reflect (a) the issuance of notes in the aggregate principal amount of Ps.4,500.0 million and (b) the payment of our 8.15% UDI-denominated notes that matured on April 13, 2007 in the aggregate principal amount of approximately Ps.992 million, in each case, as if such transactions occurred on March 31, 2007. This table should be read together with our year-end financial statements included in the annual report on Form 20-F and unaudited selected interim consolidated financial information on Form 6-K, hereby incorporated by reference. Information in the following table presented in U.S. Dollar amounts are translated from the Peso amounts, solely for the convenience of the reader, at an exchange rate of Ps.11.035 to U.S.$1.00, the Interbank Rate on March 31, 2007. Since the financial information in the following table is presented in constant Mexican Pesos in purchasing power as of March 31, 2007, it is not directly comparable to the financial information included elsewhere in this prospectus, which, unless otherwise indicated, is presented in constant Mexican Pesos in purchasing power as of December 31, 2006. The change in the NCPI for the three-month period ended March 31, 2007 was 1.0%.

	As of March 31, 2007(1)(2)
	Actual		As Adjusted		Actual		As Adjusted
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
	(millions of Pesos)				(millions of U.S. Dollars)

Current debt and satellite transponder lease obligation:
Notes payable(3)	Ps.	6	Ps.	6	U.S.$	1	U.S.$	1
Banamex loan due 2008		240		240		22		22
UDI-denominated notes(4)		992		—		90		—

Total current debt		1,238		246		113		23

Current portion of satellite transponder lease obligation		91		91		8		8

Long-term debt and satellite transponder lease obligation:
Notes payable(3)		33		33		3		3
8% Senior Notes due 2011		794		794		72		72
8.5% Senior Notes due 2032		3,311		3,311		300		300
6.625% Senior Notes due 2025		6,621		6,621		600		600
8.49% Senior Exchange Notes due 2037 offered hereby		—		4,500		—		408
Innova’s 9.375% Senior Notes due 2013		124		124		11		11
Banamex loan due 2008		240		240		22		22
Banamex loan due 2009		1,162		1,162		105		105
Banamex loan due 2012		2,000		2,000		181		181
Santander Serfin loan due 2016(5)		1,400		1,400		127		127
Banamex loan due 2016(5)		2,100		2,100		190		190

Total long-term debt		17,785		22,285		1,611		2,019

Satellite transponder lease obligation, net of current portion		1,121		1,121		102		102

Total Stockholders’ Equity		37,487		37,487		3,397		3,397

Total capitalization	Ps.	57,722	Ps.	61,230	U.S.$	5,231	U.S.$	5,549

(1)	Columns may not add due to rounding.

(2)	Solely for purposes of preparing calculations for this table, our U.S. Dollar-denominated indebtedness has been translated into Pesos at an exchange rate of Ps.11.0350 to U.S.$1.00, the Interbank Rate, as reported by Banamex, as of March 31, 2007.

(3)	Represents secured debt.

(4)	The UDI-denominated notes matured on April 13, 2007 and were repaid with cash on hand.

(5)	Represents debt incurred by Sky Mexico and guaranteed by us.

DESCRIPTION OF THE NEW NOTES

We issued the old notes and will issue the new notes under an indenture, dated as of August 8, 2000, as amended or supplemented through the expiration date, which we collectively call the indenture, between Televisa, as issuer, The Bank of New York, as trustee, registrar, paying agent and transfer agent and The Bank of New York (Luxembourg) S.A., as Luxembourg paying agent and transfer agent. The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the indenture, including the definitions of certain terms contained in the indenture. Capitalized terms not defined in this section of the prospectus have meanings as set forth in the indenture.

General

The indenture does not limit the aggregate principal amount of senior debt securities which may be issued under the indenture and provides that Televisa may issue senior debt securities from time to time in one or more series. The senior debt securities which Televisa may issue under the indenture, including the notes, are collectively referred to in this prospectus as the “senior notes”.

The old notes and the new notes, which together are referred to in this prospectus as the “notes”, will constitute a single series of senior notes under the indenture. The notes will be unsecured senior obligations of Televisa. Televisa may “reopen” the note series and issue additional notes of the same series. If the exchange offer described under “The Exchange Offer” is consummated, holders of old notes who do not exchange their old notes for new notes will vote together as a single series of senior notes with holders of the new notes of the series for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders under the notes (including acceleration following an event of default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding notes. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes which remain outstanding after the exchange offer will be aggregated with the new notes of the relevant series and the holders of the old notes and new notes will vote together as a single series for all purposes. Accordingly, all references in this prospectus to specified percentages in aggregate principal amount of the outstanding notes will be deemed to mean, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the old notes and the new notes then outstanding.

The notes bear interest at the rate per annum shown above from the date of original issuance or from the most recent date to which interest has been paid or duly provided for, payable semi-annually on May 11 and November 11 of each year, each of which is referred to in this prospectus as an “interest payment date”, commencing November 11, 2007, to the persons in whose names the notes are registered at the close of business on the fifteenth calendar day preceding the interest payment date. Interest payable at maturity will be payable to the person to whom principal will be payable on that date. Interest on the notes will be calculated on the basis of the actual number of days elapsed during the relevant interest period and a 360-day year. The maturity date for the notes is May 11, 2037. If any payment is due on a date on the notes on a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day from the original due date to (but excluding) that next business day. Payments postponed to the next business day in this situation will be treated as if they were made on the original due date and postponement of this kind will not result in an event of default under the notes or the indenture. However, interest will accrue on the principal amount of the notes at the applicable rate (8.49%). A business day means a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York, Mexico City or Luxembourg or any other jurisdiction where a paying agent is located are authorized or obligated by law, regulation or executive order to close. The notes will not be subject to any sinking fund. For a discussion of the circumstances in which the interest rate on the notes may be adjusted, see “The Exchange Offer”.

The indenture does not contain any provision that would limit the ability of Televisa to incur indebtedness or to substantially reduce or eliminate Televisa’s assets or that would afford the holders of the notes protection in the event of a decline in Televisa’s credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving Televisa. In addition, subject to the limitations set forth under “— Merger and Consolidation”, Televisa may, in the future, enter into certain transactions, including the sale of all or substantially all of its assets or the merger or consolidation of Televisa, that would increase the amount of Televisa’s indebtedness or substantially reduce or eliminate Televisa’s assets, which may have an adverse effect on Televisa’s ability to service its indebtedness, including the notes.

Each book-entry note will be represented by one or more global notes in fully registered form, registered in the name of the clearing system, which may include Clearstream Banking or Euroclear, or their respective nominees. Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by Clearstream Banking and Euroclear and their respective participants. See “— Form of Notes, Clearing and Settlement — Global Notes”. Except in the limited circumstances described in this prospectus, book-entry notes will not be exchangeable for notes issued in fully registered form (“certificated notes”). See “— Form of Notes, Clearing and Settlement — Certificated Notes”.

Notes sold to qualified institutional buyers, or QIBs, and subsequent transferees, directly or indirectly, of those notes and notes sold initially to non-U.S. persons in reliance on Regulation S under the Securities Act will be issued as book-entry notes and will be represented as global notes, which will be deposited with the custodian for the clearing system and registered in the name of the clearing system nominee. See “— Form of Notes, Clearing and Settlement — Global Notes”.

In the event that, as a result of certain changes in law affecting Mexican withholding taxes, Televisa becomes obliged to pay additional amounts in excess of those attributable to a Mexican withholding tax rate of 10%, the notes will be redeemable, as a whole but not in part, at Televisa’s option at any time at 100% of their principal amount plus accrued and unpaid interest, if any. See “— Optional Redemption — Withholding Tax Redemption”.

Book-entry notes may be transferred or exchanged only through the clearing system. See “— Form of Notes, Clearing and Settlement — Clearing and Settlement Procedures”. Registration of transfer or exchange of certificated notes will be made at the office or agency maintained by Televisa for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, 4 East, New York, New York 10286 or at the office of The Bank of New York (Luxembourg) S.A., our paying and transfer agent in Luxembourg, at Aerogulf Center, 1A Hoehenhof, L-1736 Senningerberg, Luxembourg. Neither Televisa nor the trustee will charge a service charge for any registration of transfer or exchange of notes, but Televisa may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange (other than exchanges pursuant to the indenture not involving any transfer). Televisa will maintain a paying and transfer agent in Luxembourg for so long as any notes or any new notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF.

Payments

Televisa will make payments of principal, and premium, if any, and interest on book-entry notes in accordance with the applicable policies of Clearstream Banking and Euroclear as in effect from time to time. Under these policies, we will make payments directly to the common depositary for Clearstream Banking and Euroclear, or its nominee, and not to any indirect holders who own beneficial interests in a global note. An indirect holder’s right to receive those payments will be governed by the rules and practices of Clearstream Banking and Euroclear and their participants.

In the case of certificated notes, Televisa will pay the principal and premium, if any, due on the maturity date in immediately available funds upon presentation and surrender by the holder of the notes at the office or agency maintained by Televisa for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, 4 East, New York, New York 10286. Televisa will pay interest due on the maturity date of a certificated note to the person to whom payment of the principal and premium, if any, will be made. Televisa will pay interest due on a certificated note on any interest payment date other than the maturity date by check mailed to the address of the holder entitled to the payment as the address shall appear in the note register of Televisa. Notwithstanding the foregoing, a holder of the Peso equivalent of US$10.0 million or more in aggregate principal amount of certificated notes will be entitled to receive interest payments, if any, on any interest payment date other than the maturity date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 calendar days prior to the interest payment date. Any wire transfer instructions received by the trustee will remain in effect until revoked by the holder. Any interest not punctually paid or duly provided for on a certificated note on any interest payment date other than the maturity date will cease to be payable to the holder of the note as of the close of business on the related record date and may either be paid (1) to the person in whose name the certificated note is registered at the close of business on a special record date for the payment of the defaulted interest that is fixed by Televisa, written notice of which will be given to the holders of the notes not less than 30 calendar days prior to the special record date, or (2) at any time in any other lawful manner.

All monies paid by Televisa to the trustee or any paying agent for the payment of principal of, and premium and interest on, any note which remains unclaimed for two years after the principal, premium or interest is due and payable may be repaid to Televisa and, after that payment, the holder of the note will look only to Televisa for payment.

Ranking and Holding Company Structure

We are a holding company with no significant operating assets other than through our ownership of shares of our subsidiaries and cash and cash equivalents. We receive substantially all of our operating income from our subsidiaries. The notes are solely our unsecured senior obligations ranking pari passu among themselves and with other unsecured senior obligations, including the 8% Senior Notes due 2011, the 8.50% Senior Notes due 2032 and the 6.625% Senior Notes due 2025. Claims of creditors of our subsidiaries, including trade creditors and banks and other lenders, will have priority over the claims of holders of the notes with respect to the assets of our subsidiaries. At December 31, 2006, our subsidiaries had approximately Ps.26,625.9 million (equivalent to approximately U.S.$2,464.8 million) of liabilities (excluding liabilities to us and excluding guarantees by subsidiaries of indebtedness of Televisa), U.S.$313.6 million of which was Dollar-denominated including approximately Ps.3,659.5 million (equivalent to approximately U.S.$338.8 million) of indebtedness, U.S.$14.7 million of which was Dollar-denominated. All of these liabilities will effectively rank senior to the notes. See “Risk Factors — Risk Factors Related to the Exchange Notes and Exchange Offer — We Are a Holding Company With Our Assets Held Primarily by Our Subsidiaries; Creditors of Those Companies Have a Claim on Their Assets That Is Effectively Senior to That of Holders of the Exchange Notes”.

Payment Currency

Payments in U.S. Dollars.  Payment of principal, interest, additional amounts and any other amounts due in respect of the notes will be made, except as provided below, in U.S. Dollars, in amounts determined by converting the Mexican Peso amounts into U.S. Dollars at the Settlement Rate on the applicable Rate Calculation Date.

For the purposes of translating Mexican Peso amounts into U.S. Dollars:

“Settlement Rate” means the Mexican Peso /U.S. Dollar exchange rate, or the “FIX FX Rate”, reported by the Banco de México (Bank of Mexico, or “Central Bank”) as the average of quotes in the wholesale foreign exchange market in Mexico for transactions payable in 48 hours on its website (which, at the date hereof, is located at http://www.banxico.gob.mx) on the applicable Rate Calculation Date. In the event that the FIX FX Rate is not so available by 3:00 p.m. (Mexico City time) on any Rate Calculation Date, then the Settlement Rate for such Rate Calculation Date will be determined by taking the arithmetic mean (such mean, the “Alternative Rate”) of the Mexican Peso / U.S. Dollar exchange rate for the foreign exchange market in Mexico for transactions payable in 48 hours offered at or about such time on such date by (i) Banco Nacional de México, S.A., Institución de Banca Múltiple, (ii) Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, (iii) Bank of America Global FX, (iv) HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC and (v) JPMorgan Chase Bank, N.A. (the “Reference Banks”); provided, however, that if any of the Reference Banks ceases to offer such an exchange rate, that bank will be replaced by us, for the purpose of determining the Alternative Rate, with another leading bank or financial institution. In the event that neither the FIX FX Rate nor the Alternative Rate can be ascertained on a Rate Calculation Date in accordance with the foregoing, Televisa will determine the Settlement Rate (and method of determining the Settlement Rate) in respect of such date in its sole and absolute discretion, taking into consideration all available information that in good faith it deems relevant.

“Rate Calculation Date” means the second Mexican FX Day immediately preceding an interest payment date, maturity date or redemption date, as applicable. Notwithstanding the preceding sentence, if the Rate

Calculation Date is not a business day, then the Rate Calculation Date will be the immediately preceding Mexican FX day (i.e., prior to such second Mexican FX Day) that is a business day. As defined in the indenture, “business day” for purposes of such calculation means each Monday, Tuesday, Wednesday, Thursday and Friday that is (i) not a day on which banking institutions in New York City or Mexico City generally are authorized or obligated by law, regulation or executive order to close and (ii) a day on which banks and financial institutions in Mexico are open for business with the general public (it being understood that payments will be made on the Notes only on days other than a Saturday, Sunday or other day on which banking institutions in London are authorized or obligated by law, regulation or executive order to close).

“Mexican FX Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (i) not a day on which banking institutions or foreign exchange markets in Mexico City generally are authorized or obligated by law, regulation or executive order to close and (ii) a day on which banking institutions and foreign exchange markets in Mexico City are open for business with the general public. The FIX FX Rate for any Mexican FX Day is also published in the Official Gazette of Mexico, or the Diario Oficial de la Federación, on the succeeding Mexican FX Day.

As long as the notes are outstanding, we will maintain a calculation agent for determining the Settlement Rate on each Rate Calculation Date. We have initially appointed The Bank of New York to serve as calculation agent. Each determination of the calculation agent will, in the absence of manifest error, be conclusive for all purposes and binding on us and the holders of the notes.

The calculation agent will give notice to holders of the notes of the Settlement Rate and the U.S. Dollar amounts to be paid per Ps.1,000,000 principal amount of notes on the business day immediately preceding the applicable payment date in the manner described under “— Notices”.

Election for Payment in Mexican Pesos.  A holder of the notes may elect to receive payment of principal, interest, additional amounts and any other amounts due in respect of the notes in Mexican Pesos. A holder who wishes to elect to receive a particular payment in Mexican Pesos must notify the principal paying agent no later than the eighth day preceding the applicable payment date (but not earlier than the applicable record date). Holders who wish to receive payments in Mexican Pesos must deliver a separate notice of any such election with respect to each payment date. Holders who own beneficial interests in the global note through accounts with Clearstream Banking or Euroclear must arrange to have such notice given on their behalf. See “— Form of Notes, Clearing and Settlement”.

Form of Notes, Clearing and Settlement

Global Notes

The new notes will be issued in book-entry form in integral multiples of Ps.100,000 up to any amount so long as the holder does not fall below Ps.1,000,000 in holdings. Each book-entry note will be represented by one or more registered notes in global form, without interest coupons, as follows:

•	notes sold to QIBs under Rule 144A will be represented by the Rule 144A global note; and

•	notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S will be represented by the Regulation S global note.

We will issue the Exchange Notes as one or more global notes registered in the name of a common depositary for Clearstream Banking and Euroclear. Investors may hold book-entry interests in the global notes through organizations that participate, directly or indirectly, in Clearstream Banking and/or Euroclear. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream Banking and Euroclear.

The distribution of the Exchange Notes will be cleared through Clearstream Banking and Euroclear. Any secondary market trading of book-entry interests in the Exchange Notes will take place through participants in Clearstream Banking and Euroclear and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their Exchange Notes in U.S. Dollars or Mexican Pesos. Clearstream Banking and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream Banking and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream Banking or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.

Clearstream Banking and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interest in the Exchange Notes will not be entitled to have the Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of the Exchange Notes in definitive form and will not be considered the owners or holders of the Exchange Notes under the indenture governing the Exchange Notes, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in an Exchange Note must rely on the procedures of Clearstream Banking and Euroclear and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of notes.

This description of the clearing systems reflects our understanding of the rules and procedures of Clearstream Banking and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream Banking and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream Banking and Euroclear

Clearstream Banking has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de Surveillance du Secteur Financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream Banking system is also available to others that clear through Clearstream Banking customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream Banking or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Notes will be credited to the securities custody accounts of Clearstream Banking and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream Banking and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream Banking and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream Banking and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Mexico.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream Banking and Euroclear on the same business day as in the United States or Mexico. U.S. and Mexican investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the Exchange Notes, on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream Banking or Euroclear is used.

Clearstream Banking or Euroclear will credit payments to the cash accounts of participants in Clearstream Banking or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by their common depositary. Clearstream Banking or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream Banking or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream Banking and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream Banking and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment. The underwriters will settle the notes in immediately available funds. We will make all payments of principal and interest on the notes in immediately available funds. Secondary market trading between participants in Clearstream Banking and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream Banking and Euroclear and will be settled using the procedures applicable to securities in immediately available funds. See “— Clearstream Banking and Euroclear” above.

Indeval

Holders of notes may own beneficial interests in the global note through the facilities of Indeval, which is a participant in each of Clearstream Banking and Euroclear. Indeval is a privately owned securities depositary that is authorized and acts as a clearinghouse, depositary and central custodian for securities in Mexico. As such, Indeval provides settlement and transfer services and is the registration agent for Mexican securities transactions, eliminating the need for physical transfer of securities. We anticipate that Indeval will elect to receive payments on the Exchange Notes in Mexican Pesos. Accordingly, we expect that holders who own beneficial interests in the notes through Indeval will receive principal, interest, additional amounts and any other amounts due in respect of the notes in Mexican Pesos (rather than U.S. Dollars). In addition, holders who own beneficial interests in the notes through Indeval may be required to certify as to their residency in accordance with the procedures of Indeval.

Certificated Notes

The global notes representing the notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if

•	the common depositary notifies Televisa that it is unwilling or unable to continue as common depositary for the global notes,

•	the common depositary ceases to be a clearing agency registered under the Exchange Act,

•	we in our sole discretion determine that the global notes shall be exchangeable for certificated notes, or

•	there shall have occurred and be continuing an event of default under the indenture with respect to the notes;

provided that interests in the Regulation S global notes will not be exchangeable for certificated notes until expiration of the 40-day distribution compliance period and receipt of certification of non-U.S. beneficial ownership as described above.

In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their notes in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the certificated note, at the offices of the transfer agent in New York City or, so long as the notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF, at the main office of the transfer agent in Luxembourg. Copies of this assignment form may be obtained at, as the case may be, the offices of the transfer agent in New York City and at the main office of the transfer agent in Luxembourg. Each time that we transfer or exchange a new note in certificated form for another note in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive note at, as the case may be, the offices of the transfer agent in New York City or at the main office of the transfer agent in Luxembourg. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new certificated note to the address of that person that is specified in the assignment form. In addition, if we issue notes in certificated form, then we will make payments of, interest on and any other amounts payable under the notes to holders in whose names notes in certificated form, are registered at the close of business on the record date for these payments. If the notes are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated notes at the offices of the paying agent in New York City or, if the notes are then listed on the Luxembourg Stock Exchange for trading on the Euro MTF, at the main office of the paying agent in Luxembourg. The rules of the Luxembourg Stock Exchange currently require cash or checks to be mailed to the addresses communicated by holders against the surrender of notes at the office of the paying agent in Luxembourg, if not surrendered at the office of another paying agent.

Unless and until we issue the notes in fully certificated, registered form,

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus to actions by holders will refer to action taken by a depositary upon instructions from their direct participants; and

•	all references in this prospectus to payments and notices to holders will refer to payments and notices to the common depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

If we issue the notes in certificated registered form, so long as the notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF, we will maintain a paying agent and a transfer agent in Luxembourg. We will also publish a notice Luxembourg in a leading newspaper having general circulation in Luxembourg (which is expected to be d’Wort). We will also publish a notice in Luxembourg in a leading newspaper having general circulation in Luxembourg if any change is made in the paying agent or the transfer agent in Luxembourg.

Certain Covenants

The indenture provides that the covenants set forth below are applicable to Televisa and its Restricted Subsidiaries.

Limitation on Liens.  Televisa will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien, except for Permitted Liens, on any Principal Property to secure the payment of Funded Indebtedness of Televisa or any Restricted Subsidiary if, immediately after the creation, incurrence or assumption of such Lien the sum of (without duplication) (A) the aggregate outstanding principal amount of all Funded Indebtedness of Televisa and the Restricted Subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property and (B) the Attributable Debt relating to any Sale and Leaseback Transaction which would otherwise be subject to the provisions of clause 2(A)(i) of the “Limitation on Sale and Leaseback” covenant would exceed the greater of (x) U.S.$300 million and (y) 15% of Adjusted Consolidated Net Tangible Assets, unless effective provision is made whereby the notes (together with, if Televisa shall so determine, any other Funded Indebtedness ranking equally with the notes, whether then existing or thereafter created) are secured equally and ratably with (or prior to) such Funded Indebtedness (but only for so long as such Funded Indebtedness is so secured). For purposes of this covenant, the value of any Lien on any Principal Property securing Funded Indebtedness will be computed on the basis of the lesser of (i) the outstanding principal amount of such secured Funded Indebtedness and (ii) the higher of (x) the book value or (y) the Fair Market Value of the Principal Property securing such Funded Indebtedness.

The foregoing limitation on Liens shall not apply to the creation, incurrence or assumption of the following Liens (“Permitted Liens”):

(1) Any Lien which arises out of a judgment or award against Televisa or any Restricted Subsidiary with respect to which Televisa or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceeding for review (or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired) and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review or with respect to which Televisa or such Restricted Subsidiary shall have posted a bond and established adequate reserves (in accordance with Mexican GAAP) for the payment of such judgment or award;

(2) Liens arising from the rendering of a final judgment or order against Televisa or any Restricted Subsidiary of Televisa that would not, with notice, passage of time or both, give rise to an Event of Default;

(3) Liens incurred or deposits made to secure indemnity obligations in respect of the disposition of any business or assets of Televisa or any Restricted Subsidiary; provided that the property subject to such Lien does not have a Fair Market Value in excess of the cash or cash equivalent proceeds received by Televisa and its Restricted Subsidiaries in connection with such disposition;

(4) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of discharging or defeasing Indebtedness of Televisa or any Restricted Subsidiary;

(5) Liens on assets or property of a Person existing at the time such Person is merged into, consolidated with or acquired by Televisa or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that: (i) any such Lien is not incurred in contemplation of such merger, consolidation or acquisition and does not secure any property of Televisa or any Restricted Subsidiary other than the property and assets subject to such Lien prior to such merger, consolidation or acquisition or (ii) if such Lien is incurred in contemplation of such merger, consolidation or acquisition it would be, if created or incurred on or after the consummation of such merger, consolidation or acquisition, a Permitted Lien under clause 7 below;

(6) Liens existing on the date of original issuance of the first series of notes pursuant to the indenture;

(7) Liens securing Funded Indebtedness (including in the form of Capitalized Lease Obligations and purchase money Indebtedness) incurred for the purpose of financing the cost (including without limitation the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) which is incurred contemporaneously therewith or within 180 days thereafter; provided (i) such Liens secure Funded Indebtedness in an amount not in excess of the cost of such property (plus an amount equal to the reasonable fees and expenses incurred in connection with the incurrence of such Funded Indebtedness) and (ii) such Liens do not extend to any property of Televisa or any Restricted Subsidiary other than the property for which such Funded Indebtedness was incurred;

(8) Liens to secure the performance of statutory and common law obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(9) Liens to secure the notes;

(10) Liens granted in favor of Televisa and/or any Wholly Owned Restricted Subsidiary to secure indebtedness owing to Televisa or such Wholly Owned Restricted Subsidiary;

(11) Legal or equitable encumbrances deemed to exist by reason of the inclusion of customary negative pledge provisions in any financing document of Televisa or any Restricted Subsidiary;

(12) Liens on the rights of Televisa or any Restricted Subsidiary to licensing, royalty and other similar payments in respect of programming or films and all proceeds therefrom; and

(13) Any Lien in respect of Funded Indebtedness representing the extension, refinancing, renewal or replacement (or successive extensions, refinancings, renewals or replacements) of Funded Indebtedness secured by Liens referred to in clauses (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) above; provided that the principal of the Funded Indebtedness secured thereby does not exceed the principal of the Funded Indebtedness secured thereby immediately prior to such extension, renewal or replacement, plus any accrued and unpaid interest or capitalized interest payable thereon, reasonable fees and expenses incurred in connection therewith, and the amount of any prepayment premium necessary to accomplish any refinancing; and provided, further, that such extension, renewal or replacement shall be limited to all or a part of the property (or interest therein) subject to the Lien so extended, renewed or replaced (plus improvements and construction on such property); and provided, further, that in the case of Liens referred to in clauses (3), (4), (8), (9), (10), (11) and (12), the secured party with respect to the Lien so extended, renewed, refinanced or replaced is the party (or any successor or assignee thereof) that was secured prior to such extension, renewal, refinancing or replacement.

Limitation on Sale and Leaseback.  Televisa will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that Televisa or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the gross cash proceeds of the Sale and Leaseback Transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors and set forth in a resolution delivered to the Trustee, of the Principal Property that is the subject of the Sale and Leaseback Transaction; and

(2) either

(A) Televisa or the Restricted Subsidiary, as applicable, either (i) could have incurred a Lien to secure Funded Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the “Limitation on Liens” covenant, or (ii) makes effective provision whereby the notes (together with, if Televisa shall so determine, any other Funded Indebtedness ranking equally with the notes, whether then existing or thereafter created) are secured equally and ratably with (or prior to) the obligations of Televisa or the Restricted Subsidiary under the lease of such Principal Property, or

(B) within 360 days, Televisa or the Restricted Subsidiary either (i) applies an amount equal to the Attributable Debt in respect of such Sale and Leaseback Transaction to purchase the notes or to retire, defease or prepay (in whole or in part) other Funded Indebtedness, or (ii) enters into a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the Attributable Debt in respect of such Sale and Leaseback Transaction.

Designation of Restricted Subsidiaries.  The Board of Directors of Televisa may designate an Unrestricted Subsidiary as a Restricted Subsidiary or designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time; provided that (1) immediately after giving effect to such designation, Televisa and its Restricted Subsidiaries would have been permitted to incur at least $1.00 of additional Funded Indebtedness secured by a Lien pursuant to the “Limitation on Liens” covenant (other than Funded Indebtedness permitted to be secured by a Lien pursuant to the provisions of the definition of “Permitted Liens”), (2) no default or event of default shall have occurred and be continuing, and (3) an Officer’s Certificate with respect to such designation is delivered to the Trustee within 75 days after the end of the fiscal quarter of Televisa in which such designation is made (or, in the case of a designation made during the last fiscal quarter of Televisa’s fiscal year, within 120 days after the end of such fiscal year), which Officers’ Certificate shall state the effective date of such designation. Televisa has initially designated as Unrestricted Subsidiaries all of its Subsidiaries other than those subsidiaries engaged in television broadcasting, pay television networks and programming exports (other than the subsidiaries which operate Bay City Television) and will deliver the required Officers’ Certificate with respect thereto to the Trustee, on or prior to the date of initial issuance of the first series of notes pursuant to the indenture.

Repurchase of Securities upon a Change of Control.  Televisa must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all securities then outstanding, at a purchase price equal to 101% of the principal amount of the securities on the date of repurchase, plus accrued interest (if any) to the date of purchase. Televisa is not required to make an Offer to Purchase following a Change of Control if a third party makes an Offer to Purchase that would be in compliance with the provisions described in this covenant if it were made by Televisa and such third party purchases (for the consideration referred to in the immediately preceding sentence) the securities validly tendered and not withdrawn. Prior to the mailing of the notice to holders and publishing such notice to holders in a daily newspaper of general circulation in Luxembourg commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, Televisa covenants to (i) repay in full all indebtedness of Televisa that would prohibit the repurchase of the securities pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of Televisa to permit the repurchase of the securities. Televisa shall first comply with the covenant in the preceding sentence before it repurchases securities upon a Change of Control pursuant to this covenant.

The covenant requiring Televisa to repurchase the notes will, unless consents are obtained, require Televisa to repay all indebtedness then outstanding, which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase. There can be no assurance that Televisa will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as by any covenant contained in other securities of Televisa which might be outstanding at the time).

Additional Amounts.  All payments of amounts due in respect of the notes by Televisa will be made without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by or on behalf of Mexico, any political subdivision thereof or any agency or authority of or in Mexico (“Taxes”) unless the withholding or deduction of such Taxes is required by law or by the interpretation or administration thereof. In that event, Televisa will pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts receivable by the holders after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of the notes, in the absence of such withholding or deduction, which Additional Amounts shall be due and payable when the amounts to which such Additional Amounts relate are due and payable; except that no such Additional Amounts shall be payable with respect to:

(i) any Taxes which are imposed on, or deducted or withheld from, payments made to the holder or beneficial owner of a note by reason of the existence of any present or former connection between the holder or beneficial owner of the note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, corporation or partnership) and Mexico (or any political subdivision or territory or possession thereof or area subject to its jurisdiction) (including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) (x) being or having been a citizen or resident thereof, (y) maintaining or having maintained an office, permanent establishment, fixed base or branch therein, or (z) being or having been present or engaged in a trade or business therein) other than the mere holding of such note or the receipt of amounts due in respect thereof;

(ii) any estate, inheritance, gift, sales, stamp, transfer or personal property Tax;

(iii) any Taxes that are imposed on, or withheld or deducted from, payments made to the holder or beneficial owner of a note to the extent such Taxes would not have been so imposed, deducted or withheld but for the failure by such holder or beneficial owner of such note to comply with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with Mexico (or any political subdivision or territory or possession thereof or area subject to its jurisdiction) of the holder or beneficial owner of such Note if (x) such compliance is required or imposed by a statute, treaty, regulation, rule, ruling or administrative practice in order to make any claim for exemption from, or reduction in the rate of, the imposition, withholding or deduction of any Taxes, and (y) at least 60 days prior to the first payment date with respect to which Televisa shall apply this clause (iii), Televisa shall have notified all the holders of notes, in writing, that such holders or beneficial owners of the notes will be required to provide such information or documentation;

(iv) any Taxes imposed on, or withheld or deducted from, payments made to a holder or beneficial owner of a note at a rate in excess of the 4.9% rate of Tax in effect on the date hereof and uniformly applicable in respect of payments made by Televisa to all holders or beneficial owners eligible for the benefits of a treaty for the avoidance of double taxation to which Mexico is a party without regard to the particular circumstances of such holders or beneficial owners (provided that, upon any subsequent increase in the rate of Tax that would be applicable to payments to all such holders or beneficial owners without regard to their particular circumstances, such increased rate shall be substituted for the 4.9% rate for purposes of this clause (iv)), but only to the extent that (x) such holder or beneficial owner has failed to provide on a timely basis, at the reasonable request of Televisa (subject to the conditions set forth below), information, documentation or other evidence concerning whether such holder or beneficial owner is eligible for benefits under a treaty for the avoidance of double taxation to which Mexico is a party if necessary to determine the appropriate rate of deduction or withholding of Taxes under such treaty or under any statute, regulation, rule, ruling or administrative practice, and (y) at least 60 days prior to the first payment date with respect to which Televisa shall make such reasonable request, Televisa shall have notified the holders of the notes, in writing, that such holders or beneficial owners of the notes will be required to provide such information, documentation or other evidence;

(v) to or on behalf of a holder of a note in respect of Taxes that would not have been imposed but for the presentation by such holder for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holder of such note would have been entitled to Additional Amounts in respect of such Taxes on presenting such note for payment on any date during such 15-day period; or

(vi) any combination of (i), (ii), (iii), (iv) or (v) above (the Taxes described in clauses (i) through (vi), for which no Additional Amounts are payable, are hereinafter referred to as “Excluded Taxes”).

Notwithstanding the foregoing, the limitations on Televisa’s obligation to pay Additional Amounts set forth in clauses (iii) and (iv) above shall not apply if (a) the provision of information, documentation or other evidence described in such clauses (iii) and (iv) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a note (taking into account any relevant differences between U.S. and Mexican law, rules, regulations or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice (such as IRS Forms W-8BEN and W-9) or (b) Rule 3.23.8 issued by the Secretaria de Hacienda y Crédito Público (Ministry of Finance and Public Credit) or a substantially similar successor of such rule is in effect, unless the provision of the information, documentation or other evidence described in clauses (iii) and (iv) is expressly required by statute, regulation, rule, ruling or administrative practice in order to apply Rule 3.23.8 (or a substantially similar successor of such rule), Televisa cannot obtain such information, documentation or other evidence on its own through reasonable diligence and Televisa otherwise would meet the requirements for application of Rule 3.23.8 (or such successor of such rule). In addition, such clauses (iii) and (iv) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or any other holder register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax or to require that a holder or beneficial owner certify or provide information concerning whether it is or is not a tax-exempt pension or retirement fund.

At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if Televisa will be obligated to pay Additional Amounts with respect to such payment (other than Additional Amounts payable on the date of the indenture), Televisa will deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable, and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. Whenever either in the indenture or in this prospectus there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

In the event that Televisa has become or would become required to pay any Additional Amounts in excess of those attributable to Taxes that are imposed, deducted or withheld at a rate of 10% as a result of certain changes affecting Mexican tax laws, Televisa may redeem all, but not less than all, of the notes, at any time at 100% of the principal amount, together with accrued and unpaid interest thereon, if any, to the redemption date. See “— Optional Redemption — Withholding Tax Redemption”.

Televisa will provide the Trustee with documentation evidencing the payment of Mexican taxes in respect of which Televisa has paid any Additional Amounts. Copies of such documentation will be made available to the holders or the paying agent, as applicable, upon request therefor.

In addition, Televisa will pay any stamp, issue, registration, documentary or other similar taxes and other duties (including interest and penalties) (a) payable in Mexico or the United States (or any political subdivision of either jurisdiction) in respect of the creation, issue and offering of the notes, and (b) payable in Mexico (or any political subdivision thereof) in respect of the subsequent redemption or retirement of the notes (other than, in the case of any subsequent redemption or retirement, Excluded Taxes; except for this purpose, the definition of Excluded Taxes will not include those defined in clause (ii) thereof).

Optional Redemption

We will not be permitted to redeem the Exchange Notes before their stated maturity, except as set forth below. The Exchange Notes will not be entitled to the benefit of any sinking fund — meaning that we will not deposit money on a regular basis into any separate account to repay your Exchange Notes. In addition, you will not be entitled to require us to repurchase your Exchange Notes from you before the stated maturity.

Optional Redemption With “Make-Whole” Amount

We will have the right at our option to redeem any of the Exchange Notes in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such Exchange Notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (calculated on the basis of the actual number of days in each such remaining interest period and a 360-day year) at the M Bono Rate (the “Make-Whole Amount”), plus in each case accrued interest on the principal amount of the Exchange Notes to the date of redemption.

“M Bono Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable M Bono Issue, assuming a price for the Comparable M Bono Issue (expressed as a percentage of its principal amount) equal to the Comparable M Bono Price for such redemption date.

“Comparable M Bono Issue” means the Mexican Bonos de Desarrollo del Gobierno Federal con Tasa de Interés Fija security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference M Bono Dealers appointed by us.

“Comparable M Bono Price” means, with respect to any redemption date (1) the average of the Reference M Bono Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference M Bono Dealer Quotation or (2) if we obtain fewer than four such Reference M Bono Dealer Quotations, the average of all such quotations.

“Reference M Bono Dealer” means (i) Casa de Bolsa Santander S.A., (ii) ING (México) S.A. de C.V. Casa de Bolsa, (iii) BBVA Bancomer S.A., (iv) Banco Nacional de México, S.A., Institución de Banca Múltiple, Grupo Financiero Banamex and (v) HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, or their affiliates that are primary Mexican government securities dealers; provided, however, that if any of the foregoing shall cease to be a primary Mexican government securities dealer in Mexico City (a “Primary M Bono Dealer”), we will substitute therefor another Primary M Bono Dealer.

“Reference M Bono Dealer Quotation” means, with respect to each Reference M Bono Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable M Bono Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference M Bono Dealer at 2:30 pm Mexico City time on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the Exchange Notes or any portion of the Exchange Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the Exchange Notes to be redeemed on such date. If less than all of the Exchange Notes are to be redeemed, the Exchange Notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Withholding Tax Redemption

The Exchange Notes are subject to redemption (“Withholding Tax Redemption”) at any time (a “Withholding Tax Redemption Date”), as a whole but not in part, at the election of Televisa, at a redemption price equal to 100% of the unpaid principal amount thereof plus accrued and unpaid interest, if any, to and including the Withholding Tax Redemption Date (the “Withholding Tax Redemption Price”) if, as a result of (i) any change in or amendment to the laws, rules or regulations of Mexico, or any political subdivision or taxing authority or other instrumentality thereof or therein, or (ii) any amendment to or change in the rulings or interpretations relating to such laws, rules or regulations made by any legislative body, court or governmental or regulatory agency or authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination) of Mexico, or any political subdivision or taxing authority or other instrumentality thereof or therein, or (iii) any official interpretation, application or pronouncement by any legislative body, court or governmental or regulatory agency or authority that provides for a position with respect to such laws, rules or regulations that differs from the theretofore generally accepted position, which amendment or change is enacted, promulgated, issued or announced or which interpretation, application or pronouncement is issued or announced, in each case, after the Closing Date, Televisa has become or would become required to pay any Additional Amounts (as defined above) in excess of those attributable to Taxes (as defined above) that are imposed, deducted or withheld at a rate of 10% on or from any payments under the notes. See “— Additional Amounts” above and “Taxation — United States/Mexico Tax Treaty — Federal Mexican Taxation”.

The election of Televisa to redeem the Notes shall be evidenced by a certificate (a “Withholding Tax Redemption Certificate”) of a financial officer of Televisa, which certificate shall be delivered to the Trustee. Televisa shall, not less than 35 days nor more than 45 days prior to the Withholding Tax Redemption Date, notify the Trustee in writing of such Withholding Tax Redemption Date and of all other information necessary to the giving by the Trustee of notices of such Withholding Tax Redemption. The Trustee shall be entitled to rely conclusively upon the information so furnished by Televisa in the Withholding Tax Redemption Certificate and shall be under no duty to check the accuracy or completeness thereof. Such notice shall be irrevocable and upon its delivery Televisa shall be obligated to make the payment or payments to the Trustee referred to therein at least two Business Days prior to such Withholding Tax Redemption Date.

Notice of Withholding Tax Redemption shall be given by the Trustee to the holders, in accordance with the provisions under “Notices”, upon the mailing by first-class postage prepaid to each holder at the address of such holder as it appears in the Register not less than 30 days nor more than 60 days prior to the Withholding Tax Redemption Date.

The notice of Withholding Tax Redemption shall state:

(i) the Withholding Tax Redemption Date;

(ii) the Withholding Tax Redemption Price;

(iii) the sum of all other amounts due to the holders under the notes and the indenture;

(iv) that on the Withholding Tax Redemption Date the Withholding Tax Redemption Price will become due and payable upon each such note so to be redeemed;

(v) the place or places, including the offices of our paying agent in Luxembourg, where such Notes so to be redeemed are to be surrendered for payment of the Withholding Tax Redemption Price; and

(vi) the ISIN number of the notes.

Notice of Withholding Tax Redemption having been given as aforesaid, the notes so to be redeemed shall, on the Withholding Tax Redemption Date, become due and payable at the Withholding Tax Redemption Price therein specified. Upon surrender of any such notes for redemption in accordance with such notice, such notes shall be paid by the paying agent on behalf of Televisa on the Withholding Tax Redemption Date; provided that moneys sufficient therefor have been deposited with the Trustee for the holders.

Notwithstanding anything to the contrary herein or in the indenture or in the notes, if a Withholding Tax Redemption Certificate has been delivered to the Trustee and Televisa shall have paid to the Trustee for the benefit of the holders (i) the Withholding Tax Redemption Price and (ii) all other amounts due to the holders and the Trustee under the notes and the indenture, then neither the holders nor the Trustee on their behalf shall any longer be entitled to exercise any of the rights of the holders under the notes other than the rights of the holders to receive payment of such amounts from the paying agent and the occurrence of an Event of Default whether before or after such payment by Televisa to the Trustee for the benefit of the holders shall not entitle either the holders or the Trustee on their behalf after such payment to declare the principal of any Notes then outstanding to be due and payable on any date prior to the Withholding Tax Redemption Date. The funds paid to the Trustee shall be used to redeem the notes on the Withholding Tax Redemption Date.

Merger and Consolidation

Televisa may not consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and the properties and assets of its Subsidiaries (taken as a whole) as an entirety to, any entity or entities (including limited liability companies) unless (1) the successor entity or entities, each of which shall be organized under the laws of Mexico or of the United States or a State thereof, shall assume by supplemental indenture all the obligations of Televisa under the Notes, the indenture and the registration rights agreement, (2) immediately after giving effect to the transaction or series of transactions, no default or event of default shall have occurred and be continuing, and (3) if, as a result of such transaction, properties or assets of Televisa would become subject to an encumbrance which would not be permitted by the terms of the notes, Televisa or the successor entity or entities shall take such steps as are necessary to secure such notes equally and ratably with all indebtedness secured thereunder; provided, that notwithstanding the foregoing, nothing herein shall prohibit Televisa or a Restricted Subsidiary from selling, assigning, transferring, leasing, conveying or otherwise disposing of any of Televisa’s Subsidiaries that are Unrestricted Subsidiaries at the date of the indenture or any interest therein or any assets thereof. Thereafter, all such obligations of Televisa shall terminate.

Events of Default

The term “event of default” means any one of the following events with respect to any series of senior debt securities, including the notes:

(1) default in the payment of any interest on any senior debt security of the series, or any Additional Amounts payable with respect thereto, when the interest becomes or the Additional Amounts become due and payable, and continuance of the default for a period of 30 days;

(2) default in the payment of the principal of or any premium on any senior debt security of the series, or any Additional Amounts payable with respect thereto, when the principal or premium becomes or the Additional Amounts become due and payable at their maturity;

(3) failure of Televisa to comply with any of its obligations described above under “— Merger and Consolidation”;

(4) default in the deposit of any sinking fund payment when and as due by the terms of a senior debt security of the series;

(5) default in the performance, or breach, of any covenant or warranty of Televisa in the indenture or the senior debt securities (other than a covenant or warranty a default in the performance or the breach of which is elsewhere in the indenture specifically dealt with or which has been expressly included in the indenture solely for the benefit of a series of senior debt securities other than the relevant series), and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to Televisa by the trustee or to Televisa and the trustee by the holders of at least 25% in principal amount of the outstanding senior debt securities of the series, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the indenture;

(6) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of Televisa or any Material Subsidiary of Televisa, whether the Indebtedness now exists or shall hereafter be created, shall happen and shall result in Indebtedness in aggregate principal amount (or, if applicable, with an issue price and accreted original issue discount) in excess of U.S.$100 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and (i) the acceleration shall not be rescinded or annulled, (ii) such Indebtedness shall not have been paid or (iii) Televisa or such Material Subsidiary shall not have contested such acceleration in good faith by appropriate proceedings and have obtained and thereafter maintained a stay of all consequences that would have a material adverse effect on Televisa, in each case within a period of 30 days after there shall have been given, by registered or certified mail, to Televisa by the trustee or to Televisa and the trustee by the holders of at least 25% in principal amount of the outstanding senior debt securities of the series then outstanding, a written notice specifying the default or breaches and requiring it to be remedied and stating that the notice is a “Notice of Default” or other notice as prescribed in the indenture; provided, however, that if after the expiration of such period, such event of default shall be remedied or cured by Televisa or be waived by the holders of such Indebtedness in any manner authorized by such mortgage, indenture or instrument, then the event of default with respect to such series of senior debt securities or by reason thereof shall, without further action by Televisa, the trustee or any holder of senior debt securities of such series, be deemed cured and not continuing;

(7) the entry by a court having competent jurisdiction of:

(a) a decree or order for relief in respect of Televisa or any Material Subsidiary in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, which decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(b) a decree or order adjudging Televisa or any Material Subsidiary to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Televisa or any Material Subsidiary, which decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(c) a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of Televisa or any Material Subsidiary or of any substantial part of the property of Televisa or any Material Subsidiary or ordering the winding up or liquidation of the affairs of Televisa;

(8) the commencement by Televisa or any Material Subsidiary of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by Televisa or any Material Subsidiary to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by Televisa or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by Televisa or any Material Subsidiary to the filing of the petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of Televisa or any Material Subsidiary or any substantial part of the property of Televisa or any Material Subsidiary or the making by Televisa or any Material Subsidiary of an assignment for the benefit of creditors, or the taking of corporate action by Televisa or any Material Subsidiary in furtherance of any such action; or

(9) any other event of default provided in or pursuant to the indenture with respect to senior debt securities of the series.

If an event of default with respect to senior debt securities of any series at the time outstanding (other than an event of default specified in clause (7) or (8) above) occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of the series may declare the principal of all the senior debt securities of the series, or such lesser amount as may be provided for in the senior debt securities of the series, to be due and payable immediately, by a notice in writing to Televisa (and to the trustee if given by the holders), and upon any declaration the principal or such lesser amount shall become immediately due and payable. If an event of default specified in clause (7) or (8) above occurs, all unpaid principal of and accrued interest on the outstanding senior debt securities of that series (or such lesser amount as may be provided for in the senior debt securities of the series) shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of any senior debt security of that series.

At any time after a declaration of acceleration or automatic acceleration with respect to the senior debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding senior debt securities of the series, by written notice to Televisa and the trustee, may rescind and annul the declaration and its consequences if:

(1) Televisa has paid or deposited with the trustee a sum of money sufficient to pay all overdue installments of any interest on and additional amounts with respect to all senior debt securities of the series and the principal of and any premium on any senior debt securities of the series which have become due otherwise than by the declaration of acceleration and interest on the senior debt securities; and

(2) all events of default with respect to senior debt securities of the series, other than the non-payment of the principal of, any premium and interest on, and any additional amounts with respect to senior debt securities of the series which shall have become due solely by the acceleration, shall have been cured or waived.

No rescission shall affect any subsequent default or impair any right consequent thereon.

Meetings of Noteholders

A meeting of noteholders may be called by the trustee, Televisa or the holders of at least 10% in aggregate principal amount of the outstanding notes at any time and from time to time, to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other actions provided by the indenture to be made, given or taken by holders of notes. The meeting shall be held at such time and at such place in the Borough of Manhattan, The City of New York or in such other place as the trustee shall determine. Notice of every meeting of noteholders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given not less than 21 nor more than 180 days prior to the date fixed for the meeting.

The persons entitled to vote a majority in principal amount of the outstanding notes shall constitute a quorum for a meeting; except that if any action requires holders of at least 66 2/3% in principal amount of the outstanding notes to consent or waiver the Persons entitled to vote 66 2/3% in principal amount of the outstanding notes shall constitute a quorum. Any resolution presented to a meeting at which a quorum is present may be adopted only by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; except that any resolution requiring consent of the holders of at least 66 2/3% in principal amount of the outstanding notes may be adopted at a meeting by the affirmative vote of the holders of at least 66 2/3% in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of notes duly held in accordance with the indenture shall be binding on all the holders of notes, whether or not such holders were present or represented at the meeting.

Modification and Waiver

Modification and amendments of the indenture may be made by Televisa and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each series affected thereby; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding senior debt security affected thereby:

(1) change the stated maturity of the principal of, or any premium or installment of interest on, or any Additional Amounts with respect to, any senior debt security;

(2) reduce the principal amount of, or the rate (or modify the calculation of the rate) of interest on, or any Additional Amounts with respect to, or any premium payable upon the redemption of, any senior debt security;

(3) change the redemption provisions of any senior debt security or adversely affect the right of repayment at the option of any holder of any senior debt security;

(4) change the place of payment or the coin or currency in which the principal of, any premium or interest on or any Additional Amounts with respect to any senior debt security is payable;

(5) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior debt security (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the date for repayment);

(6) reduce the percentage in principal amount of the outstanding senior debt securities, the consent of whose holders is required in order to take certain actions;

(7) reduce the requirements for quorum or voting by holders of senior debt securities as provided in the indenture;

(8) modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of senior debt securities except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each senior debt security affected thereby; or

(9) modify any of the above provisions.

The holders of not less than a majority in aggregate principal amount of the senior debt securities of any series may, on behalf of the holders of all senior debt securities of the series, waive compliance by Televisa with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series may, on behalf of the holders of all senior debt securities of the series, waive any past default and its consequences under the indenture with respect to the senior debt securities of the series, except a default:

•	in the payment of principal (or premium, if any), or any interest on or any Additional Amounts with respect to senior debt securities of the series; or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each senior debt security of any series.

Under the indenture, Televisa is required to furnish the trustee annually a statement as to performance by Televisa of certain of its obligations under the indenture and as to any default in the performance. Televisa is also required to deliver to the trustee, within five days after becoming aware thereof, written notice of any event of default or any event which after notice or lapse of time or both would constitute an event of default.

The indenture contains provisions permitting Televisa and the trustee, without the consent of any holders of notes, to enter into a supplemental indenture, among other things, for purposes of curing any ambiguity or correcting or supplementing any provisions contained in the indenture or in any supplemental indenture or making other provisions in regard to the matters or questions arising under the indenture or any supplemental indenture as the Board of Directors of Televisa deems necessary or desirable and which does not adversely affect the interests of the holders of notes in any material respect. Televisa and the trustee, without the consent of any holders of notes, may also enter into a supplemental indenture to establish the forms or terms of any series of senior debt securities as are not otherwise inconsistent with any of the provisions of the indenture.

Notices

While the notes are represented by the global note deposited with the common depositary for Clearstream Banking and Euroclear, notices to holders may be given by delivery to Clearstream Banking and Euroclear, and such notices will be deemed to be given on the date of delivery to Clearstream Banking and Euroclear. The trustee will also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form. In addition, so long as the notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF, in accordance with the rules and regulations of the Luxembourg Stock Exchange, all notices regarding the notes shall be valid if published in a leading daily newspaper of general circulation in Luxembourg, which is expected to be d’Wort or on the website of the Luxembourg Stock Exchange (www.bourse.lu). If such publication is not practicable, notice will be considered to be validly given if otherwise made in accordance with the rules of the Luxembourg Stock Exchange.

Notices will be deemed to have been given on the date of mailing or of publication as aforesaid or, if published on different dates, on the date of the first such publication.

Neither the failure to give any notice to a particular holder, nor any defect in a notice will be considered to be validly given if otherwise made in accordance with the rules of the Luxembourg Stock Exchange.

Unclaimed Amounts

Any money deposited with the trustee or paying agent or held by Televisa, in trust, for the payment of principal, premium, interest or any Additional Amounts, that remains unclaimed for two years after such amount becomes due and payable shall be paid to Televisa on its request or, if held by Televisa, shall be discharged from such trust. The holder of the notes will look only to Televisa for payment thereof, and all liability of the trustee, paying agent or of Televisa, as trustee, shall thereupon cease. However, the trustee or paying agent may at the expense of Televisa cause to be published once in a newspaper in each place of payment, or to be mailed to holders of notes, or both, notice that that money remains unclaimed and any unclaimed balance of such money remaining, after a specified date, will be repaid to Televisa.

Certain Definitions

The following are certain of the terms defined in the indenture:

For purposes of the following definitions, the covenants described under “— Certain Covenants” and the indenture generally, all calculations and determinations shall be made in accordance with Mexican GAAP as in effect on the closing date and shall be based upon the consolidated financial statements of Televisa and its restricted subsidiaries prepared in accordance with Mexican GAAP and Televisa’s accounting policies as in effect on the closing date. Where calculations or amounts are determined with reference to reports filed with the Commission or the Trustee, the information contained in such reports shall (solely for purposes of the indenture) be adjusted to the extent necessary to conform to Mexican GAAP as in effect on the closing date.

“Adjusted Consolidated Net Tangible Assets” means the total amount of assets of Televisa and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), including any write-ups or restatements required under Mexican GAAP (other than with respect to items referred to in clause (ii) below), after deducting therefrom (i) all current liabilities of Televisa and its Restricted Subsidiaries (excluding deposits and customer advances) and (ii) all goodwill, trade names, trademarks, licenses, concessions, patents, unamortized debt discount and expense and other intangibles, all as determined in accordance with Mexican GAAP; provided that “Adjusted Consolidated Net Tangible Assets” shall be deemed to include transmission rights, programs and films, as determined in accordance with Mexican GAAP.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Debt” in respect of a Sale and Leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with Mexican GAAP.

“Board of Directors” means the Board of Directors of Televisa or the Executive Committee thereof, if duly authorized by the Board of Directors and under Mexican Law to act with respect to the indenture; provided, that for purposes of clause (ii) of the definition of Change of Control, the Board of Directors shall mean the entire Board of Directors then in office.

“Capitalized Lease Obligation” of any Person means any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased (other than leases for transponders) by such Person and used in its business that is required to be accounted for as a liability on the balance sheet of such Person in accordance with Mexican GAAP and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a liability.

“Change of Control” means such time as (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of shares of Voting Stock of Televisa representing more than 35% of the total voting power of the total Voting Stock of Televisa on a fully diluted basis and (A) such ownership is greater than the amount of voting power of the total Voting Stock, on a fully diluted basis, “beneficially owned” by the Existing Stockholders and their Affiliates on such date, (B) such beneficial owner has the right under applicable law to exercise the voting power of such shares and (C) such beneficial owner has the right to elect more directors than the Existing Stockholders and their Affiliates on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors of Televisa (together with any new directors whose election by the Board of Directors or whose nomination for election by Televisa’s stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Existing Stockholders” means (i) Emilio Azcárraga Jean, (ii) a parent, brother or sister of the individual named in clause (i), (iii) the spouse or a former spouse of any individual named in clause (i) or (ii), (iv) the lineal descendants of any person named in clauses (i) through (iii) and the spouse or a former spouse of any such lineal descendant, (v) the estate or any guardian, custodian or other legal representative of any individual named in clauses (i) through (iv), (vi) any trust established solely for the benefit of any one or more of the individuals named in clauses (i) through (v) and (vii) any Person in which all of the equity interests are owned, directly or indirectly, by any one or more of the Persons named in clauses (i) through (vi).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of Televisa, acting in good faith and evidenced by a resolution delivered to the Trustee.

“Funded Indebtedness” of any Person means, as of the date as of which the amount thereof is to be determined, without duplication, all Indebtedness of such Person for borrowed money or for the deferred purchase price of property or assets in respect of which such Person is liable and all guarantees by such Person of any Indebtedness of others for borrowed money, and all Capitalized Lease Obligations of such Person, which by the terms thereof have a final maturity, duration or payment date more than one year from the date of determination thereof (including, without limitation, any balance of such Indebtedness or obligation which was Funded Indebtedness at the time of its creation maturing within one year from such date of determination) or which has a final maturity, duration or payment date within one year from such date of determination but which by its terms may be renewed or extended at the option of such Person for more than one year from such date of determination, whether or not theretofore renewed or extended; provided, however, “Funded Indebtedness” shall not include (1) any Indebtedness of Televisa or any Subsidiary to Televisa or another Subsidiary, (2) any guarantee by Televisa or any Subsidiary of Indebtedness of Televisa or another Subsidiary; provided that such guarantee is not secured by a Lien on any Principal Property, (3) any guarantee by Televisa or any Subsidiary of the Indebtedness of any person (including, without limitation, a business trust), if the obligation of Televisa or such Subsidiary under such guaranty is limited in amount to the amount of funds held by or on behalf of such person that are available for the payment of such Indebtedness, (4) liabilities under interest rate swap, exchange, collar or cap agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates or currency exchange rates, and (5) liabilities under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect against fluctuations in prices. For purposes of determining the outstanding principal amount of Funded Indebtedness at any date, the amount of Indebtedness issued at a price less than the principal amount thereof shall be equal to the amount of the liability in respect thereof at such date determined in accordance with Mexican GAAP.

“Indebtedness” of any Person means:

(1) any indebtedness of such Person (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities;

(2) any guarantee by such Person of any indebtedness of others described in the preceding clause (1); and

(3) any amendment, renewal, extension or refunding of any such indebtedness or guarantee.

“Lien” means any mortgage, pledge, lien, security interest, or other similar encumbrance.

“Material Subsidiary” means, at any relevant time, any Subsidiary that meets any of the following conditions:

(1) Televisa’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total consolidated assets of Televisa and its Subsidiaries;

(2) Televisa’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated assets of Televisa and its Subsidiaries;

(3) Televisa’s and its other Subsidiaries’ proportionate share of the total revenues (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated revenue of Televisa and its Subsidiaries; or

(4) Televisa’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of such income of Televisa and its Subsidiaries;

all as calculated by reference to the then latest fiscal year-end accounts (or consolidated fiscal year-end accounts, as the case may be) of such Subsidiary and the then latest audited consolidated fiscal year-end accounts of Televisa and its Subsidiaries.

“Mexican GAAP” means generally accepted accounting principles in Mexico and the accounting principles and policies of Televisa and its Restricted Subsidiaries, in each case as in effect as of the date of the indenture. All ratios and computations shall be computed in conformity with Mexican GAAP applied on a consistent basis and using constant Mexican peso calculations.

“Mexican Pesos” means the legal currency of Mexico.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Property” means, as of any date of determination, (a) any television production and/or network facility, television programming library, and, if applicable, any cable system and satellite television services facility, including land and buildings and other improvements thereon and equipment located therein, owned by Televisa or any Restricted Subsidiary and used in the ordinary course of its business and (b) any executive offices, administrative buildings, and research and development facilities, including land and buildings and other improvements thereon and equipment located therein, of Televisa or any Restricted Subsidiary, other than any such property which, in the good faith opinion of the Board of Directors, is not of material importance to the business conducted by Televisa and its Restricted Subsidiaries taken as a whole.

“Restricted Subsidiary” means, as of any date of determination, a subsidiary which has been, or is then being, designated a Restricted Subsidiary in accordance with the “Designation of Restricted Subsidiaries” covenant, unless and until designated an Unrestricted Subsidiary in accordance with such covenant.

“Sale and Leaseback Transactions” means any arrangement providing for the leasing to Televisa or a Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by Televisa or such Subsidiary to the lessor.

“Subsidiary” means any corporation, association, limited liability company, partnership or other business entity of which a majority of the total voting power of the capital stock or other interests (including partnership interests) entitled (without regard to the incurrence of a contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) Televisa, (ii) Televisa and one or more of its Subsidiaries or (iii) one or more Subsidiaries of Televisa.

“Televisa” means Grupo Televisa, S.A.B., a limited liability stock corporation (sociedad anónima bursátil) organized under the laws of the United Mexican States, until a successor replaces it pursuant to the applicable provisions of the indenture and thereafter means the successor.

“Unrestricted Subsidiary” means, as of any date of determination, any Subsidiary of Televisa that is not a Restricted Subsidiary.

“Voting Stock” means, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary of any Person, such Restricted Subsidiary if all of the outstanding Capital Stock in such Restricted Subsidiary (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable law and shares of Common Stock that, in the aggregate, do not exceed 1% of the economic value or voting power of the Capital Stock of such Restricted Subsidiary) is owned by such Person or one or more Wholly Owned Restricted Subsidiaries of such Person.

Discharge, Defeasance and Covenant Defeasance

Televisa may discharge certain obligations to holders of any series of senior debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing or causing to be deposited with the trustee, in trust, funds specifically pledged as security for, and dedicated solely to, the benefit of the holders, in an amount in Mexican Pesos or Government Obligations, which is defined below, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the entire indebtedness on the senior debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if the senior debt securities have become due and payable) or to the maturity thereof, as the case may be.

The indenture provides that, unless the provisions of the “Defeasance and Covenant Defeasance” section thereof are made inapplicable in respect of any series of senior debt securities of or within any series pursuant to the “Amount Unlimited; Issuable in Series” section thereof, Televisa may elect, at any time, either:

•	to defease and be discharged from any and all obligations with respect to the senior debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the senior debt securities and other obligations to register the transfer or exchange of the senior debt securities, to replace temporary or mutilated, destroyed, lost or stolen senior debt securities, to maintain an office or agency with respect to the senior debt securities and to hold moneys for payment in trust) (“defeasance”); or

•	to be released from its obligations with respect to the senior debt securities under the covenants described under “— Certain Covenants” and “— Merger and Consolidation” above or, if provided pursuant to the “Amount Unlimited; Issuable in Series” section of the indenture, its obligations with respect to any other covenant, and any omission to comply with the obligations shall not constitute a default or an event of default with respect to the senior debt securities (“covenant defeasance”).

Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by Televisa with the trustee, as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes, of (i) an amount in Dollars or in such Foreign Currency in which such senior debt securities, together with all interest appertaining thereto, are then specified as payable at their stated maturity, or (ii) an amount of Government Obligations, which is defined below, applicable to such senior debt securities and the interest appertaining thereto (determined on the basis of the currency in which such senior debt securities and interest appertaining thereto are then specified as payable at their stated maturity), which through the scheduled payment of principal and interest in accordance with their terms will provide money, or (iii) a combination thereof in an amount, in any case, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the entire indebtedness on the senior debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if the senior debt securities have become due and payable) or to the maturity thereof, as the case may be.

Such a trust may only be established if, among other things,

•	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Televisa is a party or by which it is bound, and

•	Televisa has delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the senior debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Televisa, a revenue ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

“Government Obligations” means securities which are:

•	direct obligations of the United States of America or the government or the governments in the confederation which issued the Foreign Currency in which the senior debt securities of a particular series are payable, for the payment of which the full faith and credit of the United States or such other government or governments is pledged; or

•	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such other government or governments, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments;

and which are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any Government Obligation held by the custodian for the account of the holder of the depositary receipt; provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by the depositary receipt.

In the event Televisa effects covenant defeasance with respect to any senior debt securities and the senior debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the “Limitations on Liens” and “Limitation on Sale and Leaseback” covenants contained in the indenture (which sections would no longer be applicable to the senior debt securities after the covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount in the Foreign Currency in which the senior debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the senior debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the senior debt securities at the time of the acceleration resulting from the event of default. However, Televisa would remain liable to make payment of the amounts due at the time of acceleration.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any provisions relating to conflicts of laws other than Section 5-1401 of the New York General Obligations Law.

Submission to Jurisdiction; Agent for Service of Process

We will submit to the jurisdiction of any federal or state court in the City of New York, Borough of Manhattan for purposes of all legal actions and proceedings instituted in connection with the notes, the indenture or the registration rights agreement. We expect to appoint CT Corporation System Inc., 111 Eighth Avenue, New York, New York 10011 as our authorized agent upon which service of process may be served in any such action.

Regarding the Trustee

The trustee is permitted to engage in other transactions with Televisa and its subsidiaries from time to time; provided that if the trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default, or else resign.

Televisa may at any time remove the trustee at its office or agency in the City of New York designated for the foregoing purposes and may from time to time rescind such designations.

No Personal Liability of Shareholders, Officers, Directors, or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Exchange Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Televisa in such indenture, or in any of the notes or because of the creation of any indebtedness represented thereby, shall be had against any shareholder, officer, director, employee or controlling person of Televisa or of any successor thereof.

TAXATION

The following is a general summary of the principal U.S. federal income and Mexican federal tax consequences of the purchase, ownership and disposition of the new notes and the exchange of old notes for new notes, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own and dispose of the new notes or exchange old notes for new notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico.

This summary is for general information only and is based on the tax laws of the United States and Mexico as in effect on the date of this prospectus, as well as regulations, rulings and decisions of the United States and rules and regulations of Mexico available on or before that date and now in effect. All of the foregoing are subject to change, possibly with retroactive effect, which could affect the continued validity of this summary.

Prospective purchasers of the new notes and beneficial owners of old notes considering an exchange of old notes for new notes should consult their own tax advisors as to the Mexican, U.S. or other tax consequences of the purchase, ownership and disposition of the new notes and the exchange of the old notes for new notes, including the particular tax consequences to them in light of their particular investment circumstances.

United States/Mexico Tax Treaty

A convention for the Avoidance of Double Taxation and protocols to that convention (collectively referred to herein as the “U.S.-Mexico treaty”) are in effect. However, as discussed below under “— Federal Mexican Taxation”, as of the date of this prospectus, the U.S.-Mexico treaty is not generally expected to have any material effect on the Mexican income tax consequences described in this prospectus. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.

Mexico has also entered into, and is negotiating several other, tax treaties with various countries that also, as of the date of this prospectus, are not generally expected to have any material effect on the Mexican income tax consequences described in this prospectus.

United States Federal Income Taxation

This summary of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the new notes and the exchange of old notes for new notes is limited to beneficial owners of the new notes and old notes that:

•	are U.S. holders (as defined below); and

•	hold the old notes and will hold the new notes as capital assets.

As used in this prospectus, a “U.S. holder” means a beneficial owner of the old notes or new notes that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, or any State thereof or the District of Columbia;

•	an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source; or

•	a trust, if either (x) it is subject to the primary supervision of a court within the United States and one or more “United States persons” has the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person”.

This summary does not discuss considerations or consequences relevant to persons subject to special provisions of U.S. federal income tax law, such as:

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities;

•	certain U.S. expatriates;

•	persons that are subject to the alternative minimum tax;

•	financial institutions, insurance companies, and dealers or traders in securities or currencies;

•	persons having a “functional currency” other than the U.S. Dollar; and

•	persons that hold the old notes or will hold the new notes as part of a constructive sale, wash sale, conversion transaction or other integrated transaction or a straddle, hedge or synthetic security.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds the old notes or the new notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and partnerships holding the old notes or the new notes should consult their own tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the new notes and exchanging the old notes for the new notes. Further the discussion below does not address the effect of any U.S. estate or gift tax laws or any U.S. state or local tax laws on a beneficial owner of the old notes or new notes. This discussion assumes that each beneficial owner of the notes will comply with the certification procedures described in “Description of the New Notes — Certain Covenants — Additional Amounts” as may be necessary to obtain a reduced rate of withholding tax under Mexican law. Each prospective purchaser of a new note and each beneficial owner of an old note considering an exchange of the old note for a new note should consult their own tax advisors as to the particular tax consequences to them of the ownership and disposition of the new note and the exchange of the old note for a new note, including the applicability and effect of any state, local or foreign tax laws.

Exchange of Notes.  The exchange of the old notes for the new notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes and, accordingly, for such purposes a U.S. holder will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

Interest and Additional Amounts.  Interest on the new notes and Additional Amounts paid in respect of Mexican withholding taxes imposed on interest payments on the new notes (as described in “Description of the New Notes — Certain Covenants — Additional Amounts”) will be taxable to a U.S. holder as ordinary interest income at the time they are paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes. The amount of income taxable to a U.S. holder will include the amount of all Mexican taxes that we withhold (as described below under “— Federal Mexican Taxation”) from these payments made on the new notes. Thus, a U.S. holder will have to report income in an amount that is greater than the amount of cash it receives from these payments on its new note. For purposes of the following discussion, references to interest include Additional Amounts.

Payments of interest on the new notes will be determined by reference to Pesos and paid in U.S. Dollars unless a holder of the new notes elects to receive a particular payment in Pesos (see “Description of the New Notes — Payment Currency”) and, accordingly, the following rules will apply. A cash basis U.S. holder will be required to include in income the U.S. Dollar amount of the interest payment received (or, if the interest payment is received in Pesos, the U.S. Dollar value of the amount received, determined by translating such amount into U.S. Dollars at the spot exchange rate in effect on the date of receipt). An accrual basis U.S. holder may determine the amount of income recognized with respect to interest payments in accordance with either of two methods. Under the first method, the U.S. holder will be required to accrue interest income on a new note in Pesos and translate the amount accrued into U.S. Dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. holder’s taxable year). Under the second method, an accrual basis U.S. holder may elect to accrue interest income at the spot exchange rate in effect on the last day of the accrual period (or last day of the taxable year within such accrual period if the accrual period spans more than one taxable year) or at the spot exchange rate in effect on the date the interest payment is received if such date is within five business days of the last day of the accrual period. A U.S. holder that makes an election under the second method must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the U.S. Internal Revenue Service and, accordingly, U.S. holders should consult their own tax advisors as to the desirability, mechanics and collateral consequences of making this election.

Upon receipt of an interest payment in U.S. Dollars (including amounts received upon the disposition of a new note attributable to accrued but unpaid interest), an accrual basis U.S. holder will recognize foreign currency gain or loss if the amount actually received differs from the amount of interest income accrued to the extent the difference is attributable to a difference in the exchange rate used to accrue that interest income and the exchange rate used to compute the U.S. Dollar amount of the interest payment. Upon receipt of an interest payment in Pesos (including amounts received upon the disposition of a new note attributable to accrued but unpaid interest), an accrual basis U.S. holder will recognize foreign currency gain or loss in an amount equal to the difference between the U.S. Dollar value of such payment (determined by translating the payment at the spot exchange rate for Pesos in effect on the date received) and the U.S. Dollar value of the interest income that the U.S. holder has previously accrued with respect to such payment. Foreign currency gain or loss will be treated as ordinary income or loss and generally as U.S. source for foreign tax credit purposes, and generally will not be treated as interest income or expense. A cash basis U.S. holder that elects to receive a particular interest payment in Pesos generally will not recognize any foreign currency gain or loss on receipt of such payment.

A U.S. holder may, subject to certain limitations, be eligible to claim any Mexican income taxes withheld from interest payments as a credit or deduction for purposes of computing its U.S. federal income tax liability, even though we will remit these Mexican withholding tax payments. Interest and Additional Amounts paid on the new notes will constitute income from sources without the United States for foreign tax credit purposes. For taxable years beginning on or before December 31, 2006, for foreign tax credit purposes, such income generally will constitute “high withholding tax interest”, unless the Mexican withholding tax rate applicable to the U.S. holder is less than 5% (such as during the period in which the 4.9% Mexican withholding tax rate, as discussed in “Federal Mexican Taxation” applies), in which case such income generally will constitute “passive income” or, in the case of certain U.S. holders, “financial services income”. For taxable years beginning after December 31, 2006, such income generally will constitute “passive category income” or, in the case of certain U.S. holders, “general category income”, for foreign tax credit purposes. The rules relating to the calculation and timing of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the rules relating to the availability of deductions, are complex and their application depends upon a U.S. holder’s particular circumstances. In addition, foreign tax credits generally will not be allowed for Mexican taxes withheld from interest on certain short-term or hedged positions in the notes. U.S. holders should consult with their own tax advisors with regard to the availability of a credit or deduction in respect of foreign taxes and, in particular, the application of the foreign tax credit rules to their particular situations.

Market Discount and Bond Premium.  If a U.S. holder purchases a new note (or purchased the old note for which the new note was exchanged, as the case may be) at a price, determined in Pesos, that is less than its principal amount, determined in Pesos, the excess of such principal amount over such U.S. holder’s purchase price will be treated as “market discount.” However, the market discount, determined in Pesos, will be considered to be zero if it is less than 1/4 of 1% of the principal amount, determined in Pesos, multiplied by the number of complete years to maturity from the date the U.S. holder purchased the new note or old note, as the case may be.

Under the market discount rules of the U.S. Internal Revenue Code, a U.S. holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a new note as ordinary income (generally treated as interest income) to the extent of the Pesos amount of the market discount which accrued but was not previously included in income by the U.S. holder during the period the U.S. holder held the new note (and the old note for which the new note was exchanged, as the case may be). The accrued market discount, as determined in pesos, will be translated into U.S. Dollars at the spot exchange rate for Pesos in effect on the date that any principal payment is received or the U.S. holder’s new note is disposed of, and no part of the accrued market discount will be treated as foreign currency gain or loss. In addition, the U.S. holder may be required to defer, until the maturity of the new note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the new note (or the old note for which the new note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the new note (or old note for which the new note was exchanged, as the case may be) to the maturity date of the new note, unless the U.S. holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method.

A U.S. holder of a new note may elect to include market discount, as determined in Pesos, in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the new note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service. A U.S. Holder that makes this election will translate the Pesos amount of market discount that accrues in each accrual period into U.S. Dollars at the average exchange rate for such accrual period. Upon the receipt of a principal payment on, or the disposition of, the new note, the U.S. holder will recognize foreign currency gain or loss in an amount equal to the difference between the U.S. Dollar amount of the accrued market discount included in the U.S. holder’s income and the U.S. Dollar amount of such accrued market discount computed based on the spot rate of exchange for Pesos in effect on the date the principal payment was received or the new note disposed of.

If a U.S. holder purchases a new note (or purchased the old note for which the new note was exchanged, as the case may be) for an amount, determined in Pesos, in excess of the amount payable at maturity of the new note, determined in Pesos, the U.S. holder will be considered to have purchased the new note (or old note) with “bond premium” equal to the excess (determined in Pesos) of such U.S. holder’s purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). It may be possible for a U.S. holder of a new note to elect to amortize the premium using a constant yield method over the remaining term of the new note (or until an earlier call date, as applicable). If so, the bond premium will be amortized in Pesos. The amortized amount of the premium for a taxable year generally will be treated first as a reduction of the Pesos amount of interest on the new note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. holder’s prior interest inclusions (determined in Pesos) on the new note, and finally as a carryforward allowable against the U.S. holder’s future interest inclusions on the new note (determined in Pesos). Foreign currency gain or loss will be recognized on bond premium that a U.S. Holder has elected to amortize based on the difference in spot rates between the date that the premium is paid to acquire the new note (or the old note) and each date that the amortized amount of the premium is deducted against a U.S. Holder’s interest inclusion on the note. The election to amortize bond premium, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. A U.S. holder that does not make this election will be required to include in gross income the full amount of interest on the new note in accordance with its regular method of tax accounting, and will include the premium in its tax basis for the new note for purposes of computing the amount of its gain or loss recognized on the taxable disposition of the new note. U.S. holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the new notes.

A U.S. holder may elect to include in gross income under a constant yield method all amounts that accrue on a new note that are treated as interest for tax purposes (i.e., stated interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium). U.S. holders should consult their tax advisors as to the desirability, mechanics and collateral consequences of making this election.

Dispositions of the New Notes.  Unless a nonrecognition provision of the U.S. federal income tax laws applies, upon the sale, exchange, redemption, retirement or other taxable disposition of a new note, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized (determined in U.S. Dollars) on the sale, exchange, redemption, retirement or other taxable disposition (other than amounts attributable to accrued interest, which will be treated as described above) and the U.S. holder’s adjusted tax basis in the new note (determined in U.S. Dollars). If a U.S. holder receives Pesos on the sale, exchange, retirement or other disposition of a note, the amount realized generally will be the U.S. Dollar value of the Pesos received, calculated at the spot exchange rate on the date of the sale, exchange, retirement or other disposition. However, if the new notes are traded on an established securities market, a cash basis U.S. holder (or, upon election, an accrual method U.S. holder) will determine the U.S. Dollar amount realized by translating the Pesos received at the spot exchange rate on the settlement date of the sale, exchange, retirement or other disposition. If an accrual method U.S. holder makes such an election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the U.S. Internal Revenue Service. If an accrual method U.S. holder does not make such an election, such a holder will determine the U.S. Dollar equivalent of the amount realized by translating that amount at the spot exchange rate on the date of the sale, exchange, retirement or other disposition and generally will recognize foreign currency gain or loss equal to the difference (if any) between the U.S. dollar equivalent of the amount realized based on the spot exchange rates in effect on the disposition date and the settlement date.

A U.S. holder’s adjusted tax basis in a new note will generally be its U.S. Dollar cost for the new note (or, in the case of a new note exchanged for an old note in the exchange offer, the tax basis of the old note, as discussed above under “— Exchange of New Notes”), increased by the amount of any market discount previously included in the U.S. holder’s gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest on the new note. If a U.S. holder pays the purchase price for a new note, or paid the purchase price of an old note, in Pesos, such U.S. holder’s adjusted tax basis in the new note (or, in the case of a new note exchanged for an old note in the exchange offer, the tax basis of the old note, as discussed above under “— Exchange of New Notes”) generally will be the U.S. Dollar value of the purchase price on the date of purchase, calculated at the spot exchange rate in effect on such date, increased by the amount of any market discount previously included in the U.S. holder’s gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest on the new note. However, if the new notes are traded on an established securities market, a cash basis U.S. holder (or, upon election, an accrual method U.S. holder) will determine the U.S. Dollar amount of the purchase price by translating the Pesos paid at the spot exchange rate on the settlement date of the purchase. As described above, if an accrual method U.S. holder makes such an election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the U.S. Internal Revenue Service. If an accrual method U.S. holder does not make such an election, such a holder will determine the U.S. Dollar equivalent of the purchase price by translating that amount at the spot exchange rate on the date of the purchase and generally will recognize foreign currency gain or loss equal to the difference (if any) between the U.S. dollar equivalent of the purchase price based on the spot exchange rates in effect on the purchase date and the settlement date.

Subject to foreign currency rules discussed below, gain or loss recognized by a U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will be capital gain or loss (except with respect to accrued market discount not previously included in income, which will be taxable as ordinary income). The gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the new note has been held for more than one year at the time of the disposition (taking into account, for this purpose, in the case of a new note received in exchange for an old note in the exchange offer, the period of time that the old note was held). Long-term capital gains recognized by individual and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss recognized by a U.S. holder generally will be U.S. source gain or loss for foreign tax credit purposes. Therefore, if any such gain is subject to Mexican income tax, a U.S. holder may not be able to credit the Mexican income tax against its U.S. federal income tax liability. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the new notes.

A U.S. holder may recognize foreign currency gain or loss attributable to a change in exchange rates between the date of the purchase of a new note and the date of the sale, exchange, redemption, retirement or other disposition of the new note. Gain or loss attributable to a change in exchange rates will equal the difference between (1) the U.S. Dollar value of the Pesos principal amount of the new note (determined based on the spot exchange rate in effect on the date of the sale, exchange, redemption, retirement or other disposition of the new note) and (2) the U.S. Dollar value of the Pesos principal amount of the new note (determined based on the spot exchange rate in effect on the date of the purchase of the new note). For this purpose, the principal amount of the new note is the

U.S. holder’s purchase price for the new note in Pesos. The amount of foreign currency gain or loss will be limited to the amount of overall gain or loss realized on the sale, exchange, redemption, retirement or other disposition of the new note. Foreign currency gain or loss will be treated as ordinary income or loss and generally as U.S. source for foreign tax credit purposes, and generally will not be treated as interest income or expense.

Foreign Currency Gain or Loss With Respect to Pesos.  A U.S. holder that purchases a new note with previously owned Pesos will recognize foreign currency gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between the U.S. Holder’s tax basis in such Pesos and the fair market value of the new note in U.S. Dollars on the date of purchase. A U.S. holder’s tax basis in Pesos received as interest on, or received on the sale, exchange, redemption, retirement or other disposition of, a new note will be the U.S. Dollar value thereof determined at the spot exchange rate in effect on the date the holder received the Pesos. Upon any subsequent conversion or other disposition of the Pesos for U.S. Dollars, a U.S. holder generally will recognize foreign currency gain or loss equal to the difference between the amount of U.S. Dollars received and the U.S. holder’s tax basis in the Pesos.

Backup Withholding and Certain Reporting Requirements.  In general, “backup withholding” may apply to payments of principal and interest made on a new note, and to the proceeds of a disposition of a new note before maturity within the United States, that are made to a non-corporate beneficial owner of the new notes if that beneficial owner fails to provide an accurate taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and may be credited against a beneficial owner’s U.S. federal income tax liability, provided that the required information is furnished to the U.S. Internal Revenue Service.

Pursuant to U.S. Treasury regulations, a U.S. holder that recognizes a foreign currency loss in a taxable year that exceeds $50,000 in the case of an individual or trust, for certain other holders, may be required to disclose the transaction as a “reportable transaction” on IRS Form 8886 (or a suitable substitute).

Non-U.S. Holders.  For purposes of the following discussion a “non-U.S. holder” means a beneficial owner of the new notes that is not, for U.S. federal income tax purposes, a U.S. holder or a partnership (or entity or arrangement classified as a partnership for such purposes). A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on:

•	interest and Additional Amounts received in respect of the new notes, unless those payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

•	gain realized on the sale, exchange, redemption or retirement of the new notes, unless that gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or, in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Federal Mexican Taxation

The below discussion does not address all Mexican tax considerations that may be relevant to particular investors, nor does it address the special tax rules applicable to certain categories of investors or any tax consequences under the tax laws of any state or municipality of Mexico.

The following is a general summary of the principal consequences, under the Mexican income tax law, Federal Tax Code and rules as currently in effect, or the Mexican Income Tax Law, all of which are subject to change or interpretation, and under the U.S.-Mexico treaty, of the purchase, ownership and disposition of the new notes and exchange of old notes for new notes by a foreign holder. As used in this prospectus, a “foreign holder” means a beneficial owner of the old notes or new notes that:

•	is not a resident of Mexico for tax purposes;

•	does not hold the old note or new notes or a beneficial interest in the old notes or new notes in connection with the conduct of a trade or business through a permanent establishment in Mexico; and

•	is not (a) a holder of more than 10% of our voting stock, directly or indirectly, jointly with persons related to us or individually, or (b) a corporation or other entity, more than 20% of whose stock is owned, directly or indirectly, jointly by persons related to us or individually (each a “Related Party”), that in the case of either (a) or (b), is the effective beneficiary, directly or indirectly, jointly with persons related to us or individually, of more than 5% of the aggregate amount of any interest payment on the old notes or new notes.

For these purposes, persons will be related if:

•	one person holds an interest in the business of the other person;

•	both persons have common interests; or

•	a third party has an interest in the business or assets of both persons.

According to the Mexican Income Tax Law:

•	an individual is a Mexican tax resident if the individual has established his home in Mexico. When an individual, in addition to his home in Mexico, has a home in another country, the individual will be a Mexican tax resident if his center of vital interests is located in Mexico. This will be deemed to occur if, among other circumstances, either (i) more than 50% of the total income obtained by the individual in the calendar year is Mexican source or (ii) when the individual’s center of professional activities is located in Mexico. Mexican nationals who filed a change of tax residence to a country or jurisdiction that does not have a comprehensive exchange of information agreement with Mexico in which his/her income is subject to a preferred tax regime pursuant to the provisions of the Mexican Income Tax Law, will be considered Mexican residents for tax purposes during the year of filing of the notice of such residence change and during the following three years. Unless otherwise proven, a Mexican national is considered a Mexican tax resident;

•	a legal entity is considered a Mexican tax resident if it maintains the main administration of its head office, business or the effective location of its management in Mexico;

•	a foreign person with a permanent establishment in Mexico will be required to pay taxes in Mexico in accordance with the Mexican Income Tax Law for income attributable to such permanent establishment; and

•	a foreign person without a permanent establishment in Mexico will be required to pay taxes in Mexico in respect of revenues proceeding from sources of wealth located in national territory.

Each foreign holder should consult a tax advisor as to the particular Mexican or other tax consequences to that foreign holder of purchasing, owning and disposing of the new notes and exchanging the old notes for the new notes, including the applicability and effect of any state, local or foreign tax laws.

Exchange of Notes.  There will be no tax consequences under the Mexican income tax law to a foreign holder exchanging an old note for a new note. Each new note will be treated as having been issued at the time the old note exchanged therefor was originally issued.

Interest and Principal.  Payments of interest on the new notes (including payments of principal in excess of the issue price of the old notes, which under the Mexican Income Tax Law are deemed to be interest) made by us to a foreign holder will be subject to a Mexican withholding tax assessed at a rate of 4.9% if all of the following requirements are met:

•	the new notes, as expected, are placed outside of Mexico through banks or brokerage houses, in a country with which Mexico has entered into a treaty for the avoidance of double taxation and such treaty is in effect;

•	the new notes, as expected, are registered in the Special Section of the Mexican National Registry of Securities, and copies of the approval of that registration are provided to the Mexican Ministry of Finance and Public Credit;

•	we timely file with the Mexican Ministry of Finance and Public Credit, after completion of the transaction described in this prospectus, certain information relating to the issuance of the new notes and this prospectus; and

•	we timely file with the Mexican Ministry of Finance and Public Credit, on a quarterly basis, information representing that no party related to us jointly or individually, directly or indirectly, is the effective beneficiary of more than 5% of the aggregate amount of each interest payment, and we maintain records that evidence compliance with this requirement.

We expect that all of the foregoing requirements will be met and, accordingly, we expect to withhold Mexican tax from interest payments on the new notes made to foreign holders at the 4.9% rate in accordance with the Mexican Income Tax Law. In the event that any of the foregoing requirements are not met, under the Mexican Income Tax Law, payments of interest on the new notes made by us to a foreign holder will be subject to Mexican withholding tax assessed at a rate of 10% or higher, if certain other requirements are not complied with.

As of the date of this prospectus, neither the U.S.-Mexico treaty nor any other tax treaty entered into by Mexico is expected generally to have any material effect on the Mexican income tax consequences described in this prospectus, because, as discussed above, it is expected that the 4.9% rate will apply in the future and, therefore, that we will be entitled to withhold taxes in connection with interest payments under the new notes at the 4.9% rate.

Foreign holders residing in the United States should nonetheless be aware that Mexico presently has a treaty for the avoidance of double taxation with the United States. Under the U.S.-Mexico treaty, the Mexican withholding tax rate applicable to interest payments made to U.S. holders which are eligible for benefits under the U.S.-Mexico treaty will be limited to either:

•	15% generally; or

•	4.9% in the event that the new notes are considered to be “regularly and substantially traded on a recognized securities market”.

Other foreign holders should consult their tax advisors regarding whether they reside in a country that has entered into a treaty for the avoidance of double taxation with Mexico and, if so, the conditions and requirements for obtaining benefits under that treaty. The Mexican Income Tax Law provides that in order for a foreign holder to be entitled to the benefits under a treaty entered into by Mexico, it is necessary for the foreign holder to meet the procedural requirements established in the Mexican Income Tax Law.

Holders or beneficial owners of the new notes may be requested, subject to specified exceptions and limitations, to provide certain information or documentation necessary to enable us to apply the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided prior to the payment of any interest to that holder or beneficial owner, we may withhold Mexican tax from that interest payment to that holder or beneficial owner at the maximum applicable rate, but our obligation to pay Additional Amounts relating to those withholding taxes will be limited as described under “Description of the New Notes — Certain Covenants — Additional Amounts”.

Under the Mexican Income Tax Law, payments of interest made by us with respect to the new notes to non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes, provided that the fund:

•	is the effective beneficiary of each interest payment;

•	is duly organized under the laws of its country of origin;

•	is exempt from income tax in that country in respect of such interest payment; and

•	is registered with the Mexican Ministry of Finance and Public Credit for that purpose.

We have agreed, subject to specified exceptions and limitations, to pay Additional Amounts relating to the above-mentioned Mexican withholding taxes to foreign holders of the new notes. See “Description of the New Notes — Certain Covenants — Additional Amounts”.

Under the Mexican Income Tax Law, a foreign holder will not be subject to any Mexican withholding or similar taxes on payments of principal on the notes made by us (except for payments of principal in excess of the issue price of the old notes, which under the Mexican Income Tax Law are deemed to be interest subject to the Mexican withholding taxes described above).

Dispositions.  Under the Mexican Income Tax Law, gains resulting from the sale of the new notes by a foreign holder to a Mexican resident or permanent establishment of a foreign holder, or by the sale of a permanent establishment of a foreign holder, will be treated as interest and therefore will be subject to the Mexican withholding tax rules described above.

Other Taxes.  A foreign holder will not be liable for Mexican estate, gift, inheritance or similar taxes with respect to its holding of the new notes, nor will it be liable for Mexican stamp, registration or similar taxes.

European Union Directive on the Taxation of Savings Income

On July 1, 2005 a new European Union directive regarding the taxation of savings income payments came into effect. The directive obliges a Member State of the European Union, or Member States, to provide to the tax authorities of another Member State details of payments of interest or other similar income payments made by a person within its jurisdiction for the immediate benefit of an individual or to certain non corporate entities resident in that other Member State (or for certain payments secured for their benefit). However, Austria, Belgium and Luxembourg have opted out of the reporting requirements and are instead applying a special withholding tax for a transitional period in relation to such payments of interest, deducting tax at rates rising over time to 35 per cent. This transitional period commenced on July 1, 2005 and will terminate at the end of the first fiscal year following agreements by certain non European Union countries to the exchange of information relation to such payments.

Also with effect from July 1, 2005, a number of non European Union countries and certain dependent or associated territories of Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments of interest or other similar income payments made by a person in that jurisdiction for the immediate benefit of an individual or to certain non corporate entities in any Member State. The Member States have entered into reciprocal provision of information or transitional special withholding tax arrangements with certain of those dependent or associated territories. These apply in the same way to payments by persons in any Member State to individuals or certain non-corporate residents of those territories.

If a payment were to be made or collected through a Member State (or such a non-European Union country or territory) which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the issuer nor any paying agent nor any other person would be obliged to pay additional amounts to the holders of the new notes or to otherwise compensate the holders of the new notes for the reduction in the amounts that they will receive as a result of the imposition of such withholding tax. Notwithstanding any prior disclosures to the contrary, we have not undertaken to maintain a paying agent in a Member State that will not be obliged to withhold or deduct tax pursuant to the directive (if such a state exists).

PLAN OF DISTRIBUTION

The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.

Each broker-dealer that receives new notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers or any other holder of new notes. New notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. The resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer or participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on their resale of new notes and any commissions or concessions received by them may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The new notes will constitute a new issue of securities with no established trading market. We do not intend to list the new notes on any national securities exchange or to seek approval for quotation through any automated quotation system, except that application has been made to list the new notes on the Luxembourg Stock Exchange. We have been advised by the placement agents of the old notes that following completion of this exchange offer, these placement agents intend to make a market in the new notes. However, they are not obligated to do so and any market-making activities with respect to the new notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the new notes or as to the liquidity of or the trading market for the new notes. If a trading market does not develop or is not maintained, holders of the new notes may experience difficulty in reselling the new notes or may be unable to sell them at all. If a market for the new notes develops, any such market may cease to continue at any time. In addition, if a market for the new notes develops, the market prices of the new notes may be volatile. Factors such as fluctuations in our earnings and cash flow, the difference between our actual results and results expected by investors and analysts and Mexican and U.S. currency and economic developments could cause the market prices of the new notes to fluctuate substantially.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers. In addition, we will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

GENERAL INFORMATION

Clearing Systems

The new notes have been accepted for clearance through Euroclear and Clearstream Banking. In addition, the new notes have been accepted for trading in book-entry form by Euroclear and Clearstream Banking. The Common Code number for the new notes is           and the CUSIP number is          .

Listing

Application will be made to list the new notes on the Luxembourg Stock Exchange. In connection with the application to list notes on the Luxembourg Stock Exchange, a legal notice relating to the issuance of the notes and a copy of the bylaws (estatutos sociales) of Televisa will be available at the Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d’Arrondissement de et à Luxembourg) where such documents may be examined or copies obtained. Copies of the estatutos sociales of Televisa in English, the indenture, as may be amended or supplemented from time to time, any published annual audited consolidated financial statements and quarterly unaudited consolidated financial statements of Televisa will be available at the principal office of Televisa, at the offices of the trustee, the offices of the Luxembourg listing agent, at no cost, and at the addresses of the paying agents set forth on the back cover of this prospectus. Televisa does not make publicly available annual or quarterly non-consolidated financial statements. Televisa will maintain a paying and transfer agent in Luxembourg for so long as any old notes or new notes are listed on the Luxembourg Stock Exchange.

Authorization

We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. The issuance of the notes was authorized by resolutions of the Board of Directors of Televisa passed on February 21, 2007.

No Material Adverse Change

Except as disclosed in this prospectus (or in the documents incorporated herein by reference), there has been no material adverse change in the financial position or prospects of Televisa and its subsidiaries taken as a whole since December 31, 2006.

Litigation

Except as disclosed in “Item 10 — Additional Information — Legal Proceedings” included in the 2006 Form 20-F, Televisa is not involved in any legal or arbitration proceedings (including any such proceedings which are pending or threatened) relating to claims or amounts which may have or have had during the 12 months prior to the date of this prospectus a material adverse effect on the financial position of Televisa and its subsidiaries taken as a whole.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. We may from time to time make forward-looking statements in periodic reports to the SEC on Form 6-K, in annual report to stockholders, in prospectuses, press releases and other written materials and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Examples of these forward-looking statements include:

•	projections of capital expenditures, dividends, or other financial information;

•	statements of our plans, objectives or goals, including those relating to anticipated trends, competition, regulation and rates;

•	our current and future plans regarding our online and wireless content venture, Televisa Digital;

•	statements concerning our current and future plans regarding our investment in the Spanish television channel “La Sexta”;

•	statements concerning our current and future plans regarding our gaming business;

•	statements concerning our current and future plans regarding the introduction of fixed telephony service by Cablevisión;

•	statements concerning our transactions with and involving Univision Communications, Inc., or Univision;

•	statements concerning our series of transactions with The DIRECTV Group, Inc., or DIRECTV, and News Corporation, or News Corp.;

•	statements about our future economic performance or that of the United Mexican States, or Mexico, or other countries in which we operate or have investments; and

•	statements or assumptions underlying these statements.

Words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “target”, “estimate”, “project”, “predict”, “forecast”, “guideline”, “should” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in these forward-looking statements. These factors, some of which are discussed under “Risk Factors”, include economic and political conditions and government policies in Mexico or elsewhere, inflation rates, exchange rates, regulatory developments, customer demand and competition. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. You should evaluate any statements made by us in light of these important factors.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the securities offered by this prospectus. The prospectus, which forms a part of the registration statement, including amendments, does not contain all the information included in the registration statement. This prospectus is based on information provided by us and other sources that we believe to be reliable. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. You can obtain documents containing this information through us. If you would like to request these documents from us, please do so by          , 2007, to receive them before the expiration date.

Televisa is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Reports and other information filed by Televisa with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Any filings we make electronically will be available to the public over the Internet at the SEC’s website at www.sec.gov.

We will make available to the holders of the notes, at the corporate trust office of The Bank of New York, the trustee under the indenture and supplemental indenture governing the notes, at no cost, copies, in physical form, of the indenture and the supplemental indenture as well as our annual report on Form 20-F in English, including a review of our operations, and annual audited consolidated financial statements prepared in conformity with Mexican FRS, together with a reconciliation of operating income, net income and total stockholders’ equity to U.S. GAAP as well as a copy of this prospectus and our articles of association (estatutos sociales). We will also make available at the office of the trustee our unaudited quarterly consolidated financial statements in English prepared in accordance with Mexican FRS.

LEGAL MATTERS

Some legal matters relating to the validity of the notes will be passed upon by Mijares, Angoitia, Cortés y Fuentes, S.C., Mexico City, Mexico and Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, Televisa’s Mexican and U.S. counsel, respectively, and by Ritch Mueller, S.C., Mexico City, Mexico, Mexican counsel, to the initial purchasers. With respect to matters of Mexican law, Fried, Frank, Harris, Shriver & Jacobson LLP may rely upon the opinion of Mijares, Angoitia, Cortés y Fuentes, S.C. and Milbank, Tweed, Hadley & McCloy llp may rely upon the opinion of Ritch Mueller, S.C.

Alfonso de Angoitia Noriega, one of our directors, Executive Vice President and Member of the Executive Office of the Chairman and Member of the Executive Committee of Televisa, is a partner on leave of absence from Mijares, Angoitia, Cortés y Fuentes, S.C. and Ricardo Maldonado Yáñez, Secretary of the Board and Secretary of the Executive Committee of Grupo Televisa, is an active partner of Mijares, Angoitia, Cortés y Fuentes, S.C.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 20-F of Grupo Televisa S.A.B. for the year ended December 31, 2006, have been so incorporated in reliance of the report of PricewaterhouseCoopers S.C., an independent registered public accounting firm, which, as to the years 2005 and 2004, is based in part on the report (as it relates to the consolidated financial statements of Univision Communications Inc.) of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of such firms as experts in auditing and accounting. PricewaterhouseCoopers, S.C. is a member of the Mexican Institute of Public Accountants (Insituto Mexicano de Contadores Públicos, A.C.)

ANNEX I — UNAUDITED RESULTS FOR THE THREE MONTHS ENDED
MARCH 31, 2006 AND 2007

Set forth below are our unaudited consolidated results for the three months ended March 31, 2006 and 2007. Results included in this Annex I have been prepared in accordance with Mexican FRS and are adjusted in millions of Mexican Pesos in purchasing power as of March 31, 2007. In the opinion of management, the unaudited financial information set forth in this Annex I includes all adjustments, consisting of only normally recurring adjustments, necessary for a fair statement of this financial information. The unaudited financial information set forth in this Annex I should be read in connection with our audited consolidated financial statements for the years ended December 31, 2004, 2005 and 2006 and as of December 31, 2005 and 2006, which are included elsewhere in this Offering Memorandum. Financial information set forth in this Annex I is presented in Mexican Pesos in purchasing power as of March 31, 2007, and is therefore not directly comparable to the financial information presented elsewhere in this Offering Memorandum, which, unless otherwise stated, is presented in Mexican Pesos in purchasing power as of December 31, 2006.

The information contained in this Annex I does not contain all of the information and disclosures normally included in interim financial statements prepared in accordance with Mexican FRS. We have not undertaken a U.S. GAAP reconciliation for the periods or dates included in this Annex I. The change in the NCPI for the three-month period ended March 31, 2007 was 1.0%. Financial highlights follow:

	Three Months Ended March 31,
	2006		2007
	(Unaudited)		(Unaudited)
	(In millions of Pesos in purchasing power
	as of March 31, 2007)

Net sales	Ps.	7,776.2	Ps.	8,231.9
Cost of sales(1)		3,619.1		3,957.4
General expenses:
Selling(1)		672.0		652.8
Administrative(1)		561.5		554.2
Depreciation and amortization		655.6		699.6

Operating income(2)		2,268.0		2,367.9

Other expense, net		92.3		695.6

Integral result of financing:
Interest expense		491.1		462.9
Interest income		(288.6)		(313.4)
Foreign exchange gain, net		(29.8)		(287.2)
Loss from monetary position, net		48.9		71.8

		221.6		(65.9)

Equity in losses (earnings) of affiliates, net		(49.1)		195.3

Income before income taxes		2,003.2		1,542.9
Income taxes		532.9		567.9

Consolidated net income		1,470.3		975.0
Minority interest net income		122.3		241.4

Majority interest net income	Ps.	1,348.0	Ps.	733.6

(1)	Excluding depreciation and amortization.

(2)	Operating income is an additional income level permitted by Mexican FRS in the presentation of an income statement.

As of January 1, 2007, we adopted Mexican FRS NIF B-3, “Statement of Income,” which incorporates, among other things, a new approach to classifying income and expenses as ordinary and non-ordinary, eliminates special and extraordinary items and eliminates the cumulative effect of accounting changes. The consolidated income statements for periods prior to January 1, 2007, included in this offering memorandum have not been re-classified to conform to the new presentation required by NIF B-3. The adoption of this standard resulted in reclassifying, as of March 31, 2007, the below listed items.

•	Other expense, net, is presented above the integral result of financing, and was previously presented below the integral result of financing. This line item includes restructuring and non-recurring charges, and employees’ profit sharing, which were previously presented as separate line items.

•	Restructuring and non-recurring charges is part of other expense, net, and was previously presented as a separate line below integral result of financing.

•	Equity in losses (earnings) of affiliates, net, is presented above income before income taxes, and was previously presented as a line item below income taxes.

•	Employees’ profit sharing is part of other expense, net, and was previously presented as a separate item following income taxes.

Overview of Consolidated Results

Net Sales.  Our net sales increased 5.9% to Ps.8,231.9 million for the three months ended March 31, 2007, compared with Ps.7,776.2 million for the three months ended March 31, 2006. This increase is attributable to revenue growth in our Sky Mexico, Other Businesses, Cable Television, Pay Television Networks, Programming Exports, and Publishing segments. This increase was partially offset by lower sales in our Television Broadcasting and Publishing Distribution segments.

Operating Income.  Our operating income rose 4.4% to Ps.2,367.9 million for the three months ended March 31, 2007, compared with Ps.2,268 million for the three months ended March 31, 2006. This increase is attributable to higher sales and lower operating expenses, partially offset by higher cost of sales and depreciation and amortization.

Majority Interest Net Income.  Majority interest net income decreased 45.6% to Ps.733.6 million for the three months ended March 31, 2007, compared with Ps.1,348.0 million for the three months ended March 31, 2006. The net decrease of Ps.614.4 million reflected a Ps.603.3 million increase in other expense, net, a Ps.244.4 million increase in equity in losses of affiliates, net, a Ps.119.1 million increase in minority interest net income, and a Ps.35.0 million increase in income taxes. These unfavorable changes were partially offset by a Ps.99.9 million increase in operating income, and a Ps.287.5 million increase in integral income of financing.

Overview of Segment Results

	Three Months Ended March 31,
		% Contribution		% Contribution to
		to 2006 Segment		2007 Segment
Net Sales	2006	Revenues	2007	Revenues

Television Broadcasting	3,973.5	49.6	3,822.5	45.1
Pay Television Networks	299.8	3.7	398.0	4.7
Programming Exports	443.5	5.5	524.6	6.2
Publishing	556.5	6.9	593.2	7.0
Publishing Distribution	109.6	1.4	102.5	1.2
Sky Mexico	1,788.0	22.3	1,983.5	23.4
Cable Television	430.7	5.4	553.0	6.6
Other Businesses	413.9	5.2	493.4	5.8

Segment Net Sales	8,015.5	100.0	8,470.7	100.0
Intersegment Operations(1)	(239.3)		(238.8)

Consolidated Net Sales	7,776.2		8,231.9

	Three Months Ended March 31,
		Margin		Margin
Operating Segment Income (Loss)	2006	%	2007	%

Television Broadcasting	1,739.9	43.8	1,540.1	40.3
Pay Television Networks	143.5	47.9	237.9	59.8
Programming Exports	134.8	30.4	236.7	45.1
Publishing	46.4	8.3	53.8	9.1
Publishing Distribution	8.4	7.7	7.2	7.0
Sky Mexico	814.9	45.6	965.6	48.7
Cable Television	162.9	37.8	202.0	36.5
Other Businesses	(21.2)	(5.1)	(87.4)	(17.7)

Operating Segment Income	3,029.6	37.8	3,155.9	37.3
Corporate Expenses	(106.0)	(1.3)	(88.4)	(1.0)
Depreciation and amortization	(655.6)	(8.4)	(699.6)	(8.5)

Consolidated Operating Income	2,268.0	29.2	2,367.9	28.8

(1)	For segment reporting purposes, intersegment operations are included in each of the segment operations.

Television Broadcasting

Television Broadcasting decreased 3.8% to Ps.3,822.5 million for the three months ended March 31, 2007, compared with Ps.3,973.5 million for the three months ended March 31, 2006. This decrease reflects primarily the absence of political advertising related to the presidential elections in Mexico sold during the three months ended March 31, 2006.

Television Broadcasting operating segment income decreased 11.5% to Ps.1,540.1 million for the three months ended March 31, 2007, compared with Ps.1,739.9 million for the three months ended March 31, 2006, and the margin decreased to 40.3%. This decrease is attributable to higher cost of sales due primarily to an increase in sitcom and telenovela costs, lower sales, and a marginal increase in operating expenses.

Pay Television Networks

Pay Television Networks sales increased 32.8% to Ps.398.0 million for the three months ended March 31, 2007, compared with Ps.299.8 million for the three months ended March 31, 2006. This increase reflects higher revenues from channels sold in Mexico and Latin America, and higher sales in TuTV, our pay-television joint venture with Univision. This increase was partially offset by lower advertising sales.

Pay Television Networks operating segment income increased 65.8% to Ps.237.9 million for the three months ended March 31, 2007, compared with Ps.143.5 million for the three months ended March 31, 2006, and the margin increased to 59.8%. This increase resulted from higher sales and was partially offset by an increase in cost of sales due to higher signal and programming costs.

Programming Exports

Programming Exports sales increased 18.3% to Ps.524.6 million for the three months ended March 31, 2007, compared with Ps.443.5 million for the three months ended March 31, 2006. This increase reflects a 9.1% increase in royalties from Univision, which amounted to U.S.$29.8 million for the three months ended March 31, 2007, compared with U.S.$27.3 million for the three months ended March 31, 2006, and higher programming sales to Europe, Asia, and Latin America.

Programming Exports operating segment income increased 75.6% to Ps.236.7 million for the three months ended March 31, 2007, compared with Ps.134.8 million for the three months ended March 31, 2006, and the margin increased to 45.1%. This increase was driven by higher sales, lower operating expenses and lower cost of sales resulting from a decrease in provisions for doubtful trade accounts and personnel costs.

Publishing

Publishing sales increased 6.6% to Ps.593.2 million for the three months ended March 31, 2007, compared with Ps.556.5 million for the three months ended March 31, 2006. This increase reflects a greater number of advertising pages sold both in Mexico and abroad, as well as higher revenues from magazine circulation abroad. This increase was partially offset by lower revenues from magazine circulation in Mexico and a negative translation effect of foreign currency-denominated sales amounting to Ps.6.2 million.

Publishing operating segment income increased 15.9% to Ps.53.8 million for the three months ended March 31, 2007, compared with Ps.46.4 million for the three months ended March 31, 2006, and the margin increased to 9.1%. This increase was driven by higher sales and was partially offset by higher cost of sales, which resulted from an increase in printing and supply costs, and higher operating expenses which resulted from an increase in personnel and advertising expenses.

Publishing Distribution

Publishing Distribution sales decreased 6.5% to Ps.102.5 million for the three months ended March 31, 2007, compared with Ps.109.6 million for the three months ended March 31, 2006. This decrease reflects lower circulation in Mexico of magazines published by the Company, and a negative translation effect of foreign-currency-denominated sales, which amounted to Ps.1.8 million. This decrease was partially offset by higher circulation in Mexico of magazines published by third parties.

Publishing Distribution operating segment income decreased 14.3% to Ps.7.2 million for the three months ended March 31, 2007, compared with Ps.8.4 million for the three months ended March 31, 2006, and the margin decreased to 7%. This decrease reflects lower sales and was partially offset by lower cost of sales and operating expenses, which were primarily due to lower provisions for doubtful trade accounts and distribution expenses.

Sky Mexico

Sky Mexico sales increased 10.9% to Ps.1,983.5 million for the three months ended March 31, 2007, compared with Ps.1,788 million for the three months ended March 31, 2006. This increase is attributable mainly to a 10.5% increase in the subscriber base. As of March 31, 2007, the number of gross active subscribers increased to 1,453,300

(including 101,100 commercial subscribers), compared with 1,315,100 (including 73,600 commercial subscribers) as of March 31, 2006.

Sky Mexico operating segment income increased 18.5% to Ps.965.6 million for the three months ended March 31, 2007, compared with Ps.814.9 million for the three months ended March 31, 2006, and the margin increased to 48.7%. This increase resulted from higher sales and lower operating expenses, which were due to a decrease in free special event costs, and was partially offset by higher cost of sales, which were driven by higher programming costs.

Cable Television

Cable Television sales increased 28.4% to Ps.553.0 million for the three months ended March 31, 2007, compared with Ps.430.7 million for the three months ended March 31, 2006. This increase is attributable to a 17.2% increase in the subscriber base, which, as of March 31, 2007, reached 514,961, all of which are digital subscribers, compared with 439,306 subscribers (including 325,626 digital subscribers) reported for the three months ended March 31, 2006, a 55.1% increase in broadband subscribers to 107,534 compared with 69,326 reported for the three months ended March 31, 2006, higher advertising sales, and a 3% average rate increase effective March 1, 2007.

Cable Television operating segment income increased 24% to Ps.202.0 million for the three months ended March 31, 2007, compared with Ps.162.9 million for the three months ended March 31, 2006, and margin decreased to 36.5%. This increase reflects higher sales that were partially offset by higher cost of sales and operating expenses, which resulted from an increase in signal costs and commissions paid.

Other Businesses

Given the size of our Radio segment relative to our consolidated results, starting January 1, 2007, we are classifying the results of operation of our Radio segment in our Other Businesses segment. Other Businesses sales increased 19.2% to Ps.493.4 million for the three months ended March 31, 2007, compared with Ps.413.9 million for the three months ended March 31, 2006. This increase is attributable to higher sales in our gaming, feature-film distribution and internet portal businesses, which were partially offset by lower sales in our sporting and radio businesses.

Other Businesses operating segment loss increased to Ps.87.4 million for the three months ended March 31, 2007, compared with a loss of Ps.21.2 million for the three months ended March 31, 2006, reflecting higher cost of sales in our gaming and feature-film distribution businesses and operating expenses in our gaming and internet portal businesses, and was partially offset by higher sales.

Corporate Expenses

In 2005, we adopted the guidelines of the International Financial Reporting Standard 2, “Share-based Payment”, issued by the International Accounting Standards Board, which require accruing in stockholders’ equity the share-based compensation expense measured at fair value at the time the equity benefits are granted to our officers and employees. For the three months ended March 31, 2007 and 2006, we recognized a share-based compensation expense of approximately Ps.30.2 million and Ps.48.1 million, respectively, as a corporate expense.

Other Expense, Net

Other expense, net, increased by Ps.603.3 million to Ps.695.6 million for the three months ended March 31, 2007, compared with Ps.92.3 million for the three months ended March 31, 2006. This increase primarily reflected a non-cash non-recurring charge of Ps.651.8 million in connection with a loss on disposition of our investment in Univision at the end of March 2007. See Note 5 to our year-end consolidated financial statements.

Integral Result of Financing

The integral result of financing increased by Ps.287.5 million to an income of Ps.65.9 million for the three months ended March 31, 2007, from a cost of Ps.221.6 million for the three months ended March 31, 2006. This increase reflects:

•	a Ps.257.4 million increase in net foreign-exchange gain resulting primarily from an increase in the average of our unhedged monetary foreign currency asset position in conjunction with a 2.15% depreciation of the Mexican peso against the U.S. dollar for the three months ended March 31, 2007;

•	a Ps.28.2 million reduction in interest expense, due primarily to a lower average amount of our consolidated debt; and

•	a Ps.24.8 million increase in interest income in connection with a higher average amount of investments for the three months ended March 31, 2007, compared with last year’s comparable period.

These favorable variances were partially offset by:

•	a Ps.22.9 million increase in loss from monetary position resulting primarily from a higher inflation for the three months ended March 31, 2007, (1.02%) compared with the three months ended March 31, 2006 (0.87%).

Equity in Results of Affiliates, Net

Equity in results of affiliates, net, decreased by Ps.244.4 million to an equity in losses of affiliates of Ps.195.3 million for the three months ended March 31, 2007, compared with an equity in earnings of affiliates of Ps.49.1 million for the three months ended March 31, 2006. This decrease reflected a higher equity in loss of La Sexta, as well as the absence of equity income of Univision for the three months ended March 31, 2007.

Income Taxes

Income taxes increased by Ps.35 million, to Ps.567.9 million for the three months ended March 31, 2007, compared with Ps.532.9 million for the three months ended March 31, 2006. This decrease reflected primarily a higher income tax base in for the three months ended March 31, 2007.

Minority Interest Net Income

Minority interest net income increased by Ps.119.1 million to Ps.241.4 million for the three months ended March 31, 2007, compared with Ps.122.3 million for the three months ended March 31, 2006. This increase reflected primarily the portion of net income attributable to the interest held by minority equity owners in our Sky Mexico and Cable Television segments.

Capital Expenditures and Investments

For the three months ended March 31, 2007, we invested approximately U.S.$36.7 million in property, plant, and equipment as capital expenditures, including approximately U.S.$9.8 million for our Cable Television segment, U.S.$17.1 million for our Sky Mexico segment, U.S.$6.7 million for Gaming, and U.S.$3.1 million for our Television Broadcasting and Other Businesses segments. In addition, we made investments related to our 40% interest in La Sexta for an aggregate amount of €22.0 million.

For the three months ended March 31, 2006, we invested approximately U.S.$48.1 million in property, plant, and equipment as capital expenditures, including approximately U.S.$10.7 million for our Cable Television segment, U.S.$20.6 million for our Sky Mexico segment and U.S.$16.8 million for our Television Broadcasting and Other Businesses segments.

Debt and Capital Lease Obligation

As of March 31, 2007, our total consolidated debt amounted to Ps.19,022.7 million, including Ps.3,624.2 million from Sky Mexico, and our consolidated current portion of long-term debt was Ps.1,238.2 million. Additionally, as of March 31, 2007, Sky Mexico had long-term and current portions of a capital lease obligation in an aggregate amount of Ps.1,120.9 million and Ps.90.6 million, respectively. As of December 31, 2006, our total consolidated debt amounted to Ps.18,972.4 million, including Ps.3,658.3 from Sky Mexico, and our consolidated current portion of long-term debt was Ps.996.4 million. Additionally, as of December 31, 2006, Sky Mexico had long-term and current portions of a capital lease obligation in an aggregate amount of Ps.1,131.8 million and Ps.87.1 million, respectively.

As of March 31, 2007, our consolidated net cash position was Ps.11,836.3 million, which includes the US$1,094.4 million Univision payment, compared with a consolidated net debt of Ps.3,001.1 million, as of December 31, 2006.

Univision

On March 29, 2007, as a result of the closing of the merger between Univision and an investor acquisition group, all of the shares of Univision common stock owned by us were converted into cash. Also, under the terms of the merger agreement, all of our warrants to acquire shares of Univision common stock were cancelled and we no longer hold any interests in Univision. The aggregate cash amount received by us in connection with the closing of this merger was approximately U.S.$1,094.4 million and we recognized a non-cash non-recurring charge of Ps.651.8 million in connection with this disposition.

In connection with our net investment in shares of Univision, we designated as an effective hedge of foreign exchange exposure a portion of the U.S. dollar principal amount with respect to our outstanding Senior Notes due 2011, 2025 and 2032, which amounted to U.S.$775.5 million and U.S.$971.9 million as of December 31, 2005 and 2006, respectively (see Note 1 (c), 5 and 9 to our year-end financial statements). As long as we maintained our net investment in shares of Univision, a hedge of the designated principal amounts of our debt was effective, and any foreign exchange gain or loss attributable to this hedging long-term debt was credited or charged directly to equity (accumulated other comprehensive result) for Mexican FRS purposes. On March 29, 2007, we cashed out our investment in shares of Univision, and the hedge of the designated principal amount of our Senior Notes was discontinued on that date. Therefore, from that date, we will be exposed to foreign exchange gains or losses attributable to the aforementioned U.S. dollar denominated debt, which will be recorded through the income statement.

Share Buyback Program

For the three months ended March 31, 2007, we repurchased approximately 14.3 million CPOs for Ps.891.1 million in nominal terms. At our upcoming shareholder meeting scheduled for April 27, 2007, the board of directors will propose to shareholders to cancel approximately 70.7 million CPOs, repurchased during 2006 and for the three months ended March 31, 2007.

Dividend Proposal

The board of directors agreed to submit to the shareholder meeting a proposal to pay an extraordinary dividend of Ps.1.1 per CPO, in addition to Televisa’s ordinary dividend of Ps.0.35 per CPO, for a total of Ps.1.45 per CPO. The total amount of the dividend is approximately Ps.4,405 million and, if approved by the shareholders, would be paid on May 31, 2007.

Recent Developments

On April 27, 2007, at a General Extraordinary Shareholders Meeting, our shareholders approved a cash distribution to shareholders for up to Ps.4,401 million, which includes the payment of an extraordinary dividend of Ps.1.10 per CPO, which is in addition to our ordinary dividend of Ps.0.35 per CPO, for a total dividend of Ps.1.45 per CPO, equivalent to Ps.0.01239316239 per share.

On April 27, 2007, Grupo Televisa authorized through a General Extraordinary Shareholders Meeting the cancellation of 1,768,337,500 Series “A” shares, 1,556,137,000 Series “B” shares, 2,475,672,500 Series “D” shares and 2,475,672,500 Series “L” shares of the Company, all of which were accounted by the Company as treasury shares and as a result of a re purchase of its own CPO’s. By virtue of said cancellation, a capital reduction in the stock of the company was also authorized at a reduction ratio of $0.00683551497 Pesos per cancelled share.

GRUPO TELEVISA, S.A.B.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2006, and March 31, 2007
(Millions of Mexican pesos in purchasing power as of March 31, 2007)

	December 31,		March 31,
	2006		2007
	(Unaudited)		(Unaudited)

ASSETS
Current:
Available:
Cash	Ps.	682.7	Ps.	596.5
Temporary investments		15,288.6		30,262.5

		15,971.3		30,859.0
Trade notes and accounts receivable, net		13,735.7		9,053.8
Other accounts and notes receivable, net		1,503.4		625.9
Due from affiliated companies		186.7		192.0
Transmission rights and programming		3,084.2		3,187.8
Inventories		780.7		699.3
Available-for-sale investment		11,942.0		—
Other current assets		778.9		1,086.6

Total current assets		47,982.9		45,704.4
Transmission rights and programming, noncurrent		3,463.7		3,462.4
Investments		5,768.7		5,732.5
Property, plant, and equipment, net		21,188.9		21,057.7
Intangible assets and deferred charges, net		5,444.8		5,394.5
Other assets		24.7		25.9

Total assets	Ps.	83,873.7	Ps.	81,377.4

GRUPO TELEVISA, S.A.B.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2006, and March 31, 2007
(Millions of Mexican pesos in purchasing power as of March 31, 2007)

	December 31,		March 31,
	2006		2007
	(Unaudited)		(Unaudited)

LIABILITIES
Current:
Current portion of long-term debt	Ps.	996.4	Ps.	1,238.2
Current portion of satellite transponder lease obligation		87.1		90.6
Trade accounts payable		3,485.8		3,430.9
Customer deposits and advances		17,065.2		15,140.5
Taxes payable		1,191.4		679.9
Accrued interest		264.7		96.4
Due to affiliated companies		38.5		46.3
Other accrued liabilities		2,068.5		1,942.3

Total current liabilities		25,197.6		22,665.1
Long-term debt, net of current portion		17,976.0		17,784.5
Satellite transponder lease obligation, net of current portion		1,131.8		1,120.9
Customer deposits and advances, noncurrent		270.9		268.2
Other long-term liabilities		527.4		535.3
Deferred taxes		1,503.9		1,221.0
Pension plans, seniority premiums, and severance indemnities		290.0		295.7

Total liabilities		46,897.6		43,890.7

STOCKHOLDERS’ EQUITY
Capital stock issued, no par value		10,229.0		10,229.0
Additional paid-in capital		4,427.7		4,427.7

		14,656.7		14,656.7

Retained earnings:
Legal reserve		2,079.0		2,079.0
Reserve for repurchase of shares		4,504.5		4,504.5
Unappropriated earnings		16,885.0		25,560.4
Majority interest net income for the period		8,673.4		733.6

		32,141.9		32,877.5
Accumulated other comprehensive loss, net		(3,741.3)		(3,337.5)
Shares repurchased		(7,680.4)		(8,541.7)

		20,720.2		20,998.3

Total majority interest		35,376.9		35,655.0
Minority interest		1,599.2		1,831.7

Total stockholders’ equity		36,976.1		37,486.7

Total liabilities and stockholders’ equity	Ps.	83,873.7	Ps.	81,377.4

GRUPO TELEVISA, S.A.B.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended March 31, 2006 and 2007
(Millions of Mexican pesos in purchasing power as of March 31, 2007)

	Three Months Ended March 31,
	2006		2007
	(Unaudited)		(Unaudited)

Net sales	Ps.	7,776.2	Ps.	8,231.9
Cost of sales(1)		3,619.1		3,957.4
General expenses:
Selling(1)		672.0		652.8
Administrative(1)		561.5		554.2
Depreciation and amortization		655.6		699.6

Operating income(2)		2,268.0		2,367.9

Other expense, net		92.3		695.6

Integral result of financing:
Interest expense		491.1		462.9
Interest income		(288.6)		(313.4)
Foreign exchange gain, net		(29.8)		(287.2)
Loss from monetary position, net		48.9		71.8

		221.6		(65.9)

Equity in losses (earnings) of affiliates, net		(49.1)		195.3

Income before income taxes		2,003.2		1,542.9
Income taxes		532.9		567.9

Consolidated net income		1,470.3		975.0
Minority interest net income		122.3		241.4

Majority interest net income	Ps.	1,348.0	Ps.	733.6

(1)	Excluding depreciation and amortization.

(2)	Operating income is an additional income level permitted by Mexican FRS in the presentation of an income statement.

GRUPO TELEVISA, S.A.B.
Avenida Vasco de Quiroga, No. 2000
Colonia Santa Fe
01210 México, D.F., México

EXCHANGE AGENT
The Bank of New York, London
Lower Ground Floor
30 Cannon Street
London EC4M 6XH

TRUSTEE, REGISTRAR,
PAYING AGENT
AND TRANSFER AGENT
The Bank of New York
101 Barclay Street, 21W Floor
New York, New York 10286
Attn: Corporate Trust Dept.
U.S.A.

LUXEMBOURG PAYING AGENT AND TRANSFER AGENT	LUXEMBOURG LISTING AGENT
The Bank of New York (Luxembourg) S.A.	The Bank of New York (Luxembourg) S.A.
Aerogulf Center	Aerogulf Center
1A Hoehenhof	1A Hoehenhof
L-1736 Senningerberg, Luxembourg	L-1736 Senningerberg, Luxembourg

LEGAL ADVISERS TO GRUPO TELEVISA, S.A.B.

As to United States Law:	As to Mexican Law:
Fried, Frank, Harris, Shriver & Jacobson LLP	Mijares, Angoitia, Cortés y Fuentes, S.C.
One New York Plaza	Montes Urales 505, Piso 3
New York, New York 10004	Colonia Lomas de Chapultepec
U.S.A.	11000 México, D.F., México

AUDITORS OF GRUPO TELEVISA, S.A.B.

PricewaterhouseCoopers, S.C.
Mariano Escobedo 573
Colonia Rincón del Bosque
11580 México, D.F., México

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under Mexican law, when an officer or director of a corporation acts within the scope of his authority, the corporation will answer for any resulting liabilities or expenses. In addition, the Board of Directors of the Registrant has expressly resolved that the Registrant will indemnify and hold harmless each director or officer of the Registrant against liabilities incurred in connection with the distribution of the securities registered under this Registration Statement on Form F-4, as amended. The Registrant has also entered into indemnification agreements with certain of its officers and directors. Such indemnification agreements provide for the Registrant to indemnify and advance expenses to any officer and/or director a party thereto to the fullest extent permitted by applicable law.

Item 21.	Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit
Number		Description	Page

3.1	—	English translation of Amended and Restated Bylaws (Estatutos Sociales) of the Registrant, dated as of December 21, 2006 (previously filed with the Securities Exchange Commission as Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2006 (the “2006 Form 20-F”), and incorporated herein by reference).
4.1	—	Indenture relating to Senior Debt Securities, dated as of August 8, 2000, between the Registrant, as Issuer, and The Bank of New York, as Trustee, as amended or supplemented from time to time (previously filed with the Securities and Exchange Commission as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-4 (File number 333-12738), as amended (the “2000 Form F-4”), and incorporated herein by reference).
4.2	—	First Supplemental Indenture relating to the 8 5/8% Senior Notes due 2005, dated as of August 8, 2000, between the Registrant, as Issuer, and The Bank of New York and Banque Internationale à Luxembourg, S.A. (previously filed with the Securities and Exchange Commission as Exhibit 4.2 to the 2000 Form F-4 and incorporated herein by reference).
4.3	—	Second Supplemental Indenture relating to the 8 5/8% Senior Exchange Notes due 2005, dated as of January 19, 2001, between the Registrant, as Issuer, and The Bank of New York and Banque Internationale à Luxembourg, S.A. (previously filed with the Securities and Exchange Commission as Exhibit 4.3 to the 2000 Form F-4 and incorporated herein by reference).
4.4	—	Third Supplemental Indenture relating to the 8% Senior Notes due 2011, dated as of September 13, 2001, between the Registrant, as Issuer, and The Bank of New York and Banque Internationale à Luxembourg, S.A. (previously filed with the Securities and Exchange Commission as Exhibit 4.4 to the Registrant’s Registration Statement on Form F-4 (File number 333-14200) (the “2001 Form F-4”) and incorporated herein by reference).
4.5	—	Fourth Supplemental Indenture relating to the 8.5% Senior Notes due 2032 between the Registrant, as Issuer, and The Bank of New York and Dexia Banque Internationale à Luxembourg (previously filed with the Securities and Exchange Commission as Exhibit 4.5 to the Registrant’s Registration Statement on Form F-4 (File number 333-90342) (the “2002 Form F-4”) and incorporated herein by reference).
4.6	—	Fifth Supplemental Indenture relating to the 8% Senior Exchange Notes due 2011 between the Registrant, as Issuer, and The Bank of New York and Dexia Banque Internationale à Luxembourg, S.A (previously filed with the Securities and Exchange Commission as Exhibit 4.6 to the 2002 Form F-4 and incorporated herein by reference).
4.7	—	Sixth Supplemental Indenture relating to the 8.5% Senior Exchange Notes due 2032 between the Registrant, as Issuer, and The Bank of New York and Dexia Banque Internationale à Luxembourg (previously filed with the Securities and Exchange Commission as Exhibit 4.7 to the 2002 Form F-4 and incorporated herein by reference).

Exhibit
Number		Description	Page

4.8	—	Seventh Supplemental Indenture relating to the 6 5/8% Senior Notes due 2025 between Registrant, as Issuer, and The Bank of New York and Dexia Banque Internationale à Luxembourg, dated March 18, 2005 (being concurrently filed with the Securities and Exchange Commission as Exhibit 2.8 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2004 (the “2004 Form 20-F”) and incorporated herein by reference).
4.9	—	Eighth Supplemental Indenture relating to the 6 5/8% Senior Notes due 2025 between Registrant, as Issuer, and The Bank of New York and Dexia Banque Internationale à Luxembourg, dated May 26, 2005 (being concurrently filed with the Securities and Exchange Commission as Exhibit 2.9 to the 2004 Form 20-F and incorporated herein by reference).
4.10	—	Ninth Supplemental Indenture relating to the 6 5/8% Senior Notes due 2025 between Registrant, as Issuer, The Bank of New York and Dexia Banque Internationale à Luxembourg, dated September 6, 2005 (previously filed with the Securities and Exchange Commission as Exhibit 2.8 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2005 (the “2005 Form 20-F”) and incorporated herein by reference).
4.11	—	Tenth Supplemental Indenture related to the 8.49% Senior Notes due 2037 between Registrant, as Issuer, The Bank of New York and The Bank of New York (Luxembourg) S.A., dated as of May 9, 2007 (previously filed with the Securities Exchange Commission as Exhibit 2.9 to the 2006 Form 20-F, and incorporated herein by reference).
4.12	—	Form of Eleventh Supplemental Indenture relating to the 8.49% Senior Exchange Notes due 2037 between Registrant, as Issuer, The Bank of New York and The Bank of New York (Luxembourg) S.A., dated as , 2007 (to be filed by amendment).
4.13	—	Form of 8.49% Senior Exchange Note (included in Exhibit 4.12).
4.14	—	Form of Deposit Agreement between the Registrant, JPMorgan Chase Bank, as depositary and all holders and beneficial owners of the Global Depositary Shares, evidenced by Global Depositary Receipts (previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Registration Statement on Form F-6 (File number 333-99195) (the “Form F-6”) and incorporated herein by reference).
4.15	—	Registration Rights Agreement, dated as of May 9, 2007, among the Registrant and Goldman, Sachs & Co. and HSBC Securities (USA) Inc.
5.1	—	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.
5.2	—	Opinion of Mijares, Angoitia, Cortés y Fuentes, S.C.
10.1	—	Form of Indemnity Agreement between the Registrant and its directors and executive officers (previously filed with the Securities and Exchange Commission as Exhibit 10.1 to the Registrant’s Registration Statement on Form F-4 (File number 33-69636), as amended, (the “1993 Form F-4”) and incorporated herein by reference).
10.2	—	Agreement of General Partnership of Sky Multi-Country Partners, dated as of October 24, 1997, among DTH USA, Inc., SESLA, Inc., Televisa MCOP Holdings, Inc. and TCI Multicountry DTH, Inc (previously filed with the Securities and Exchange Commission as Exhibit 10.3 to the Form F-3 and incorporated herein by reference).
10.3	—	Amended and Restated Collateral Trust Agreement, dated as of June 13, 1997, as amended, among PanAmSat Corporation, Hughes Communications, Inc., Satellite Company, LLC, the Registrant and IBJ Schroder Bank and Trust Company (previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2001 (the “2001 Form 20-F”) and incorporated herein by reference).
10.4	—	Amended and Restated Program License Agreement, dated as of December 19, 2001, by and between Productora de Teleprogramas, S.A. de C.V. and Univision Communications Inc. (“Univision”) (previously filed with the Securities and Exchange Commission as Exhibit 10.7 to the 2001 Form F-4 and incorporated herein by reference).

Exhibit
Number		Description	Page

10.5	—	Participation Agreement, dated as of October 2, 1996, by and among Univision, Perenchio, the Registrant, Venevision and certain of their respective affiliates (previously filed with the Securities and Exchange Commission as Exhibit 10.8 to Univision’s Registration Statement on Form S-1 (File number 333-6309) (the “Univision Form S-1”) and incorporated herein by reference).
10.6	—	Amended and Restated International Program Rights Agreement, dated as of December 19, 2001, by and among Univision, Venevision and the Registrant (previously filed with the Securities and Exchange Commission as Exhibit 10.9 to the 2001 Form F-4 and incorporated herein by reference).
10.7	—	Co-Production Agreement, dated as of March 27, 1998, between the Registrant and Univision Network Limited Partnership (previously filed with the Securities and Exchange Commission as an Exhibit to Univision’s Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference).
10.8	—	Program License Agreement, dated as of May 31, 2005, between Registrant and Univision (previously filed with the Securities and Exchange Commission as Exhibit 4.7 to the 2005 Form 20-F and incorporated herein by reference).
English summary of amendment to the May Credit Agreement and the amendment to the May 2004 Credit Agreement (in Spanish) (previously filed with the Securities and Exchange Commission as Exhibit 4.10 to the 2004 Form 20-F and incorporated herein by reference).
10.9	—	Amended and Restated Bylaws (Estatutos Sociales) of Innova, S. de R.L. de C.V. dated as of December 22, 1998 (previously filed with the Securities and Exchange Commission as an Exhibit to the 1998 Form 20-F and incorporated herein by reference).
10.10	—	Ps.1,162.5 million credit agreement, dated as of May 17, 2004, between the registrant and Banamex (being concurrently filed with the Securities and Exchange Commission as Exhibit 4.9 to the 2004 Form 20-F and incorporated herein by reference).
10.11	—	First Amendment to Ps.1,162.5 million credit agreement, dated as of May 17, 2004, between the registrant and Banamex (being concurrently filed with the Securities and Exchange Commission as Exhibit 4.10 to the 2004 Form 20-F and incorporated herein by reference).
10.12	—	Ps. 2,000.0 million credit agreement, dated as of October 22, 2004, between the registrant and Banamex (being concurrently filed with the Securities and Exchange Commission as Exhibit 4.11 to the 2004 Form 20-F and incorporated herein by reference).
10.13	—	English translation of Ps.2,100.0 million credit agreement, dated as of March 10, 2006, by and among Innova, the Registrant and Banamex (previously filed with the Securities and Exchange Commission as Exhibit 4.7 to the 2005 Form 20-F and incorporated herein by reference).
10.14	—	English summary of Ps.1,400.0 million credit agreement, dated as of April 7, 2006, by and among Innova, the Registrant and Banco Santander Serfin, S.A. (the “April 2006 Credit Agreement”) and the April Credit Agreement (in Spanish) (previously filed with the Securities and Exchange Commission as Exhibit 4.7 to the 2005 Form 20-F and incorporated herein by reference).
10.15	—	Administration Trust Agreement relating to Trust No. 80375, dated as of March 23, 2004, by and among Nacional Financiera, S.N.C., as trustee of Trust No. 80370, Banco Inbursa, S.A., as trustee of Trust No. F/0553, Banco Nacional de México, S.A., as trustee of Trust No. 14520-1, Nacional Financiera, S.N.C., as trustee of Trust No. 80375, Emilio Azcárraga Jean, Promotora Inbursa, S.A. de C.V., Grupo Televisa, S.A.B. and Grupo Televicentro, S.A. de C.V. (as previously filed with the Securities and Exchange Commission as an Exhibit to Schedules 13D or 13D/A in respect of various parties’ to the Trust Agreement (File number 005-60431) and incorporated herein by reference).
12.1	—	Computation of Ratio of Earnings to Fixed Charges.
13.1	—	Press Release reporting the Registrant’s first quarter financial results (previously submitted to the Securities and Exchange Commission on Form 6-K on June 22, 2007 and incorporated herein by reference).

Exhibit
Number		Description	Page

21.1	—	List of Subsidiaries of Registrant (previously filed with the Securities and Exchange Commission as Exhibit 8.1 to the 2006 Form 20-F and incorporated herein by reference).
23.1	—	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included as part of its opinion filed as Exhibit 5.1).
23.2	—	Consent of Mijares, Angoitia, Cortés y Fuentes, S.C. (included as part of its opinion filed as Exhibit 5.2).
23.3	—	Consent of PricewaterhouseCoopers, independent public accountants.
23.4	—	Consent of Ernst & Young LLP, independent public accountants.
24.1	—	Power of attorney (included in the signature page of this Registration Statement)
25.1	—	Statement of Eligibility of Trustee on Form T-1.
99.1	—	Form of Letter of Transmittal for 8.49% Senior Exchange Notes due 2037 (to be filed by amendment).
99.2	—	Form of Notice of Guaranteed Delivery for 8.49% Senior Notes due 2037 (to be filed by amendment).
99.3	—	Form of Letter to Registered Holders and/or Participants of the Book-Entry Transfer Facility (to be filed by amendment).
99.4	—	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (to be filed by amendment).
99.5	—	Form of Letter to Clients (to be filed by amendment).
99.6	—	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included in Exhibit 99.1).

All financial statement schedules relating to the Registrant are omitted because they are not required or because the required information, if material, is contained in the audited year-end financial statements or notes thereto.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(1) that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(4) to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(5) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(6) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(8) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (8) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico on July 10, 2007.

GRUPO TELEVISA, S.A.B.

By:	/s/ Salvi Rafael Folch Viadero
Name: Salvi Rafael Folch Viadero

Title:	Chief Financial Officer

By:	/s/ Jorge Lutteroth Echegoyen
Name: Jorge Lutteroth Echegoyen

Title:	Vice President and Controller

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Salvi Rafael Folch Viadero and Joaquín Balcárcel Santa Cruz and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form F-4, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-4 has been signed by the following persons in the capacities and on the date first above indicated:

Signature	Title

/s/ Salvi Rafael Folch Viadero Salvi Rafael Folch Viadero	Chief Financial Officer

/s/ Joaquín Balcárcel Santa Cruz Joaquín Balcárcel Santa Cruz	Vice President — Legal and General Counsel

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Grupo Televisa, S.A.B., has signed this Registration Statement on Form F-4 in the City of Newark, State of Delaware on July 10, 2007.

Signature	Title

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States